UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  Form 10/A #3
                   GENERAL  FORM FOR  REGISTRATION  OF  SECURITIES

    Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934


                    INTERNATIONAL PAINTBALL ASSOCIATION, INC.
             (Exact name of registrant as specified in its charter)

               Colorado                                    20-1207864
----------------------------------------           --------------------------
    State or other jurisdiction of                    IRS Identification No.
     incorporation or organization


           501 Trophy Drive, Suite 314, PMB 106, Trophy Club, TX 76262
       -------------------------------------------------------------------
               Address of principal executive offices) (Zip Code)

                                 (817)491-8611
       -------------------------------------------------------------------
                           Issuer's telephone number


           Securities to be registered under Section 12(b) of the Act:

Title of each class to be so registered             Name of each exchange on
                                                    which each class is to be
                                                        registered
----------------------------------------          -----------------------------
        Not Applicable                                   Not Applicable

                                Securities to be
                                Registered under
                                Section 12(g) of
                                    the Act:
       -------------------------------------------------------------------
                           Common Stock; no par value
                                (Title of class)


Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check One).

Large accelerated filer [___] Accelerated filer [___] Non-accelerated filer [___] Smaller reporting company [_X_]









                                TABLE OF CONTENTS

                      Title                                                                     Page Number
PART I

Item 1                BUSINESS                                                                       1
------------------ -- ---------------------------------------------------------------------- -- -------------
Item 1A               RISK FACTORS                                                                   20
------------------ -- ---------------------------------------------------------------------- -- -------------
Item 2                FINANCIAL INFORMATION                                                          25
------------------ -- ---------------------------------------------------------------------- -- -------------
Item 3                PROPERTIES                                                                     32
------------------ -- ---------------------------------------------------------------------- -- -------------
Item 4                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT                 32
------------------ -- ---------------------------------------------------------------------- -- -------------
Item 5                DIRECTORS AND EXECUTIVE OFFICERS                                               34
------------------ -- ---------------------------------------------------------------------- -- -------------
Item 6                EXECUTIVE COMPENSATION                                                         37
------------------ -- ---------------------------------------------------------------------- -- -------------
Item 7                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                                 39
------------------ -- ---------------------------------------------------------------------- -- -------------
Item 8                LEGAL PROCEEDINGS                                                              39
------------------ -- ---------------------------------------------------------------------- -- -------------
Item 9                MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND            39
------------------ -- ---------------------------------------------------------------------- -- -------------
Item 10               RECENT SALES OF UNREGISTERED SECURITIES                                        40
------------------ -- ---------------------------------------------------------------------- -- -------------
Item 11               DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED                        46
------------------ -- ---------------------------------------------------------------------- -- -------------
Item 12               INDEMNIFICATION OF DIRECTORS AND OFFICERS                                      47
------------------ -- ---------------------------------------------------------------------- -- -------------
Item 13               FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA                                    47
------------------ -- ---------------------------------------------------------------------- -- -------------
Item 14               CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND                47
------------------ -- ---------------------------------------------------------------------- -- -------------
Item 15               FINANCIAL STATEMENTS AND EXHIBITS                                              47
------------------ -- ---------------------------------------------------------------------- -- -------------
SIGNATURES                                                                                           48
------------------ -- ---------------------------------------------------------------------- -- -------------


ITEM 1.  BUSINESS
-----------------

General

The following is a summary of some of the information contained in this document. Unless the context requires otherwise, references in this document to "IPA," or the "Company" are to International Paintball Association, Inc.

International Paintball Association, Inc. a Colorado corporation was incorporated in the State of Texas on May 8, 2004 as 4G Paintball, Inc. and was originally based in Dallas, Texas. We have since moved domicile to Colorado by merging with International Paintball Association, Inc., our wholly owned subsidiary in September 2008. We are now based in Trophy Club, Texas.

Our Company was formed for the purpose of providing, services and products for paintball sport activities. Paintball sport activities are those activities by persons who are using paintball equipment and accessories for recreational entertainment in various games and interactions with other paintball enthusiasts whether organized formally or in ad hoc activities. "Paintball Activities" includes the shooting of paint pellets with air guns at targets, other players in competitive individual or team play, and role playing in simulated military or law enforcement scenarios. The sport/sanctioned activities/competitions we will sponsor will focus on traditional paramilitary style paintball team or individual competition.

Our Company filed this Form 10 on a voluntary basis in order to become a 12(g) registered company under the Securities Exchange Act of 1934 and 60 days after filing registration statement was effective and we were automatically subject to future reporting obligations. As of the date of this Registration Statement, we are a development stage Company with no current revenues, and we have recognized net losses of $2,047,095 since inception. We have relied solely on sales of our securities and loans from officers, directors and shareholders to fund our operations. We are in the process of raising financing to execute our business plan and fund future operations. As such, we are considered to be a development stage company. We have had no revenues to date and our net loss for the year ended December 31, 2009 was $148,848 and the year ended December 31, 2009 was $205,597. Our auditor has issued a going concern opinion in his audit opinion which indicates substantial doubt that our company may continue operations due to lack of revenues and lack of capital.

Our actions taken to date have consisted of organizing our Company, conducting an initial round of private financing to obtain "seed" capital and designing our business plan, including interviews with industry participants, visits to paintball field and retail facilities, evaluating website development firms, architectural firms, trademark attorneys, and suppliers of paintball markers, paintballs, and equipment, as well as real estate brokers. We have not engaged any of these vendors and do not intend to engage them until we have raised additional funds. We did not spend any funds on research and development activities in the fiscal years ended December 31, 2009 and 2008.

We recorded a net operating loss of approximately $148,848 for the year ending December 31, 2009 versus a net loss of approximately $205,597 for the same period in 2008. Our loss per share was $(0.01) for the year ending December 31, 2009 versus a loss per share of $(0.02) for the same period in 2008.

DESCRIPTION OF BUSINESS PLAN

When IPA was organized in 2006, the paintball market was a splintered largely localized sports activity with great unrealized consolidation possibilities. We identified an opportunity to organize the players by offering them the option of affiliating with a professionally run, technologically efficient and aggressive organization, that we believed would lead the paintball sport into a new level of market exposure and acceptance. From our beginning, the plan has been to engage talent from the sport and use their experience and contacts to organize the players into leagues and the products into venues where we had the most players with the best products on the best fields. That plan was started, talent was engaged, funds for market tests were raised, proofs of concept tournaments were held, but in the end, that initial effort was unsuccessful. The time since that initial effort has been spent unwinding the commitments that were made during that effort, and analyzing the results to prepare for a restart. The market opportunity that existed when we began, while not mature, is not as disorganized as it was when we began. In the time since that initial effort, the unorganized market opportunity that existed is now being organized and claimed by several emerging organizations doing certain pieces of what we are now proposing to do. The success of those organizations efforts has validated our early assessments, but admittedly now makes the work before us more difficult. That competition will be discussed in greater detail below. We believe our plan will succeed because we will be the consolidator within a currently splintered market, but we must begin building that structure immediately.

Our business operations will sell and market products for paintball activities and will promote our brand identity in paintball. Contemporaneous with those efforts, we will establish a league based sanctioning body initially for amateur players, and grow them into semi-professional, and then to professional paintball leagues and play. As NASCAR is to stock car racing and the PGA is to Golf, International Paintball Association will seek to become their equivalent as the sanctioning body of Paintball play. To accomplish this we must establish our own leagues, and establish our own IPA Uniform Rules of Paintball Tournament Play. Our initial rules as written are generally consistent and substantially track standard rules of play applied by other "competing" organizations identified in the Competition discussion below.

Our success will be determined by our ability to build or acquire branded products, and to co-market other brands both online and onsite at our sponsored/sanctioned events. Our success will not be determined by our becoming the sanctioning body of the paintball industry. However, we believe that membership in an organization that ties all of these components together with a sense of competitive community for the members in a way that builds on a satisfying fan/player experience will generate steady growth in revenues.

IPA Uniform Rules of Play will change based on player input/feedback and as use may suggest is appropriate or beneficial. IPL Current Rules of Play are framed around rules from the American Paintball League (APL) Tournament Rules of Play, and the National Professional Paintball League (NPPL). Just as those organizations, player input for any changes will be solicited from committees composed of IPA members. As membership grows to provide the feedback desired to improve the game experience.

To establish a league, we must first build a membership base. We will apply the lessons learned in the test tournaments sponsored in 2004 which are discussed in greater detail below to enter the market. We will establish our membership base and introduce our company to the paintball market by sponsoring tournaments within the existing market structure at established paintball parks that have an existing player following. From our test tournaments, we confirmed what works and what does not, however, we recognize that our cost of entry in different geographical and demographic markets will vary with the circumstance and opportunity. Although we have established budgets for this effort, until we begin that promotional effort, we will not know what may change about the cost estimates we have made in our forecasts below. Whenever possible, we will use IPA Rules, but expect that it will be necessary to adapt and compromise to local field rules to gain exposure and market for the Company. We understand that until our membership base and following becomes large enough to significantly impact a tournament's profitability, the local park rules will generally be applied. With or without the use of IPA Rules, our contribution to advertising will make the event a "sanctioned" event. An event will be sanctioned because we claim it as a "sanctioned" event, not because IPA Rules are or are not applied. Players and fans who attend or participate in the will be a market for additional membership, and our branded products which will be sold at those events.

As discussed in greater detail below, a membership that is free is not seen as having value. Nevertheless, to initially build numbers, we may implement an initial promotional signup effort at sanctioned/sponsored events that offers a membership to individual payers in conjunction with player registration, or upon some combination of payment of event admission fee and purchase of IPA branded products followed by an online signup registration for spectator non-players. Sponsored leagues and tournaments will be offered the opportunity to purchase IPA logo branded merchandise, and sponsoring fields will be distributors of IPA logo merchandise. As quickly as we determine that the market will permit, or as our following and membership begins to bring additional attendance, then we will implement a "membership fee" competitively priced with other "leagues" as discussed below. At that juncture, our IPA rules and structure can be required as the applied league and tournament rules for all IPA sanctioned events. However, there is no assurance that our company can accomplish the goal of building a successful following or marketing effort for products or memberships.

There is substantial overlap of our business plan with the stated missions of several other organizations currently servicing the industry. At this time, the most significantly is with the National Professional Paintball League which in a recently published open letter it players from its commissioner is committed to expand its "Feeder League System" downstream from its professional league. This downstream growth will be fueled by the availability of "professional" players to interact with the non-professionals. The NPPL current strategy will have professional players playing on Friday's and available to promote their Feeder Leagues on Saturday. When not playing, the Professional Players are directed to be available for teaching, and promoting the sport among the players in the non-professional leagues. The potential for this competition has existed for years, but now it is a stated on record plan of action for the NPPL expansion. As discussed both earlier, and in greater depth below, our initial concentration will be on the non-professional player group. Our focus will be on the enthusiast player experience while the NPPL focus is on using that non-professional group to enhance the benefits to its professional membership. The NPPL growth strategy is from the top (professional) down (amateur). Our plan is to grow upward from our amateur base up first into semi-professional then perhaps into professional. We believe this distinction will make IPA affiliation more attractive to a public looking for entertainment instead of the more intense mix associated with the Professional Leagues.

Product marketing trends continue to migrate from bricks and mortar fixed base structures to online traffic at a staggering rate. Forrester Research projected online retail sales growth from 2008 to 2009 to rise by 17%, and Reuters has projected online retail growth to increase by 60% in 2014 over 2009. It is important to note that this is growth projected in the shadow of the greatest recession to confront our country since the Great Depression of 1929. Online marketing has dramatically altered the way marketing dollars are spent. Shop.org reports that more than 50% of marketing budgets are spent on customer acquisition and another 20+% for customer retention. Search Engine Marketing
(SEM)and Search Engine Optimization (SEO) strategies utilizing paid placement and inclusion has become standard and a requirement for any serious online sales effort. A Shop.org survey reported that 90% of their respondents utilize pay for performance search placement, and 79% of those respondents indicated an expectation to increase that expense the next year.

Our online marketing site has been inactive for more than a year, and we have contracted to have it rebuilt. We expect that it will be operational on or before August 31, 2010. IPA currently has no members, and will initiate its membership in conjunction with the restart of its new website and sponsorship of tournaments. SEM and SEO strategies will be outsourced, but will be integrated into the planning of this new marketing site. This site is discussed in greater detail below. In the budgets shown herebelow, we have allocated $350,000 for advertising from the first $1,000,000 raised, and $40,000 of that is allotted for services web advertising for the first 12 post funding months. The amounts that will be allocated from the net balance ($310,0000) for product promotion online vs. paper print and for SEM and SEO services vs. U.S. Mail will be better evaluated closer in time to the expenditure than now, but because of the online presence and fluency of our target market, we expect to focus on web based promotions.

Our primary target market is males aged 13-34, which generation's behavioral, attributes are considered unique and tough to address by traditional product marketers. We believe attributes such as, a need for consistent feedback and recognition, safety, instant gratification, technology based social life and desire for reality based experiences, are satisfied by the sport of paintball. For example, the generation that grew up on reality television shows and considers the "Survivor" model to be the norm, our management believes will be attracted to realistic paintball scenario play, with the "last man standing" the winner. We intend to attempt to create a brand that has life-style qualities for this target market, encouraging daily visits to the website for social networking, and paintball sport updates, off-field team building, and balanced work/play lifestyle.

Competition

The Paintball market is dynamic market that transitions rapidly where multiple organizations are competing for dominance, and the "order" has not yet been established with any certainty. Organizations that existed and appeared to be growing and strong several years ago have disappeared or been reorganized. A recent apparent success is the recent reorganization of the NPPL into the old US Paintball organization. That shift to focus on the Professional League component of the industry appears to have significantly stabilized that segment of the market. With market maturation, there are several other groups within the existing paintball culture that also appear to have well organized and growing structures. Significant among them is the American Players Paintball Association
(APPA) which claims 50,000 players on record. APPA's business revolves around registering players of leagues that use their system for tournaments, and then using that registration information that they maintain to support the leagues that utilize their services. Additionally they offer insurance to parks and tournaments as an enhancement to their market draw and appeal. Leagues that currently use the APPA system include Paintball Sports Promotions which claims to be the largest national paintball league, the National Collegiate Paintball Association which is the major national college paintball league, and the Carolina Field Owners Organization which is large regional league organization. Competition is discussed in greater depth below where we address services and products marketing.

International Paintball Association's Proposed Lines of Business

We are pursuing two major lines of business, the first is sales of branded and co-marketed products and services, and the second is developing our position as a leading sanctioning body of the Paintball Sport. With both online and onsite product sales at sponsored or sanctioned events we will sell "IPA" branded products and services (detailed hereinafter) to attending spectators, league and tournament participants (IPA members), and IPA affiliating parks and facilities. The product sales component of our model will generate revenue projected in the financial budgets included here after. We do not know when or if the sanctioning component of our business plan will generate funds sufficient to cover its costs. However, we expect to see benefit from our sanctioning promotional efforts through enhanced logo brand sales both online and at events.

By claiming to be a "sanctioning body", we become one. Nothing more is required. Over time, our member relations and our selection and designation of events as sanctioned will determine the success and financial benefit we derive from that claim. Success as a sanctioning body can be measured by several different standards. If the incremental sales revenues derived as a consequence of our claim as sanctioned, are material, then we will be considered successful. When a significant number of parks or tournaments adopt our rules and policies and use them as a "standard", then our sanctioning can be considered successful. If our members/affiliates exceed the number of members/affiliates of other organized paintball associations, then we will be successful. We expect to establish the "IPA" sanctioned event as a standard which will have value through recognition of consistent and uniform policies and rules from region to region and in local areas. While there can be no assurance at this time of the growth or acceptance of IPA sanctioning we believe it will have promotional value to those parks, tournaments and vendors which affiliate with IPA.

We  believe   that  our  segment   penetration   revenue   shares  and  time  to
implementation may be summarized as follows:

Product Markets

     a)   Marketing to commence - 8/1/10 first significant rollout

     b) Revenue penetration 94% of total revenues within first 9 months down to 80% of revenues.

     c) Products will all use "IPA" logo to create awareness of IPA to carry over to "Services" side.
Services

     a)   Marketing to commence 8/30/10

     b)   Revenue participation 5% of total revenues

     c) Services model will cross promote the product side by offering IPA approved products.

                                      Product         Services
                                      Sales           Revenues
------------------------------------- --------------- ------
September 2010                        94%              6
------------------------------------- --------------- ------
October 2010                          92%              8
------------------------------------- --------------- ------
November 2010                         90%              10
------------------------------------- ---------------- ------
December 2010                         88%              12
------------------------------------- ---------------- ------
January 2011                          86%              14
------------------------------------- ---------------- ------
February 2011                         85%              15
------------------------------------- ---------------- ------
March 2011                            84%              16
------------------------------------- ---------------- ------
April 2011                            83%              17
------------------------------------- ---------------- ------
May 2011                              82%              18
------------------------------------- ---------------- ------

As marketing begins its rollout in August and market awareness of IPA builds, then the tournaments sponsored and sanctioned will become more frequent and increase in number. We expect that initial tournaments will be less profitable than later tournaments as we buy into the market. We will maintain our margins for IPA brand logo from the initial rollout and consequently as tournaments become more profitable, they will contribute a larger portion against a stable margin from product sales.

Product Based Business.

As reflected above, our initial revenue stream will be product sale based, with a growing service contribution. We will offer IPA logo products as well as co-marketed products from other manufacturers to both promote IPA and to support our members/customers who participate in the sport. Our clothing line is a tool we plan to use to help promote the sport as well as show support for the sport. Participants will purchase IPA logo clothing and articles as part of their play experience to extend the satisfaction and maintain the memory of the event. Ours is an activity associated memory and with anticipation of upcoming IPA events, so players who continue to play at IPA events will accumulate IPA logo branded event specific merchandise. However, there is no expectation that sales will occur to any substantial degree until we begin sponsoring IPA sanctioned events.

We are currently in discussions with distributors to secure access for our site to offer a complete line of paintball items without physically handling inventory and distribution. We also have products lists, and order information for three different paintball product lines which are available to us at wholesale pricing or on a private label basis. We will initiate agreements as needed in conjunction with bringing our website online. As reflected in the GANTT Chart below, we expect to have a working website in place before the end of the third quarter of 2010, and will have the site up and operational before the end of this year. At this time we have not ordered or committed to either of above product sourcing opportunities. We will complete agreements with product sourcing during the third quarter of this year in conjunction with the construction of our online site. We will announce the agreements when executed, but advance disclosure of those discussions. For the initial rollout of our website, we will rely on third party suppliers on an as needed basis, and have no firm long term supply commitments. We do not manufacture any products, nor do we ever expect to do so. The following products and services will be offered to the public via our website and at our sponsored/sanctioned events:

            o        Gear, markers (guns), masks, vests, goggles, etc.
            o        Consumables, i.e. paint balls themselves
            o        Apparel
            o        IPA logo items, such as shirts, hats, bags, etc.
            o        Gifts and gift cards

Clothing - We will provide a line of clothing to our customers. IPA will not manufacture the clothing it may sell, but will offer designs that are produced by third party manufacturers. The clothing may be sold through online sales, at tournaments and through wholesalers, with IPA promoting the clothing at events and through links on its website. The clothing will carry the official IPA label and authentication. The clothing's primary purpose is to promote paintball as a lifestyle, while also giving players distinctive clothing styles as an alternative to other lines available in the market. We have had identified third party provider candidates, but will not begin discussions until funded.

Equipment - Various types of private labeled equipment from third parties will also be sold on our website as well. This equipment will include paintballs, masks, markers, and accessories. By doing this, we can illustrate the type of equipment that is expected to be used by players participating within our tournaments, leagues and events while also seeking to diversify our revenue generating activities. We have identified third party provider candidates, but will not begin discussions until funded.

As referenced above, we are in discussions with companies that have agreed to provide product and distribution services on an out-sourced basis with positive gross margins to the Company. Through those relationships we will be able to offer to sale from our website a range of paintball related products. This will allow the Company to selectively introduce its own IPA branded products, and to have initial buying power in the market place without the cost of establishing warehouse and distribution facilities. We will also establish a web affiliate program available to member parks only, that establishes relevant links for web ranking purposes, while driving volume. As hits build, and traffic increases on the website, we believe advertising opportunities and sponsorships will become another source of revenue.

Planned Services

The "International Paintball Association" is a membership association that will be managed by our Company, and will provide services to its members, stimulate brand loyalty and build brand market share. Association memberships will be sold for an annual fee. As discussed earlier, Free Membership would have no perceived value and except in the initial promotion phase will not be offered. We currently are not providing any tournament or league sanctioning or management. We plan begin that activity in the third quarter of 2010 conditioned upon achieving adequate capital for such operations. We have budgeted $500,000 for this business segment (See Plan of Operation). We have no committed sources for this funding required. Our timeline is to implement this phase in the next twelve months.

We intend to raise $1,000,000 during 2010 to implement the initial stages of our business plan, including our membership services. We will begin implementation of our tournament and league sanctioning services during the course of our initial $1,000,000 capital raise. We will use these funds to establish localized structures that will be expanded to national exposure with subsequent capital raises.

After the initial $1,000,000 capital is raised in 2010, we will raise an additional $1,500,000 in additional capital during the second quarter of 2011 in order to continue the implementation of our follow on expansion of our business plan. We do not have committed sources of funding from any sources for any of the capital needs set forth above. We have prepared a private placement memorandum (PPM) offering the initial $1,000,000, but we have no commitments for funding, at the time of this filing.

Our Timeline for implementing our plans, subject to adequate capital being raised is estimated and planned as follows, however there is no assurance we can achieve our Timeline as projected, since we do not have funding, and have no track record in the Paintball Industry of achievement.


                           ORGANIZATIONAL TIMELINE IPA


                                          2nd       3th Qtr        4th Qtr   1st Qtr      2nd Qtr      4th Qtr
                                          Qtr        2010           2010      2011         2011         2011
                                          2010
                                          -------- ------------- --------- ------------ ------------ ------------
2010 Funding of Initial $1,000,000        XXXXXXXX XXXXXXXX
----------------------------------------- -------- ------------- --------- ------------ ------------ ------------
Finalize/Prioritize - Use of Proceeds              XXXXXXXX
----------------------------------------- -------- ------------- --------- ------------ ------------ ------------
Investigate Payroll Services & Benefit
Plans                                              XXXXXXXX
----------------------------------------- -------- ------------- --------- ------------ ------------ ------------
Establish Corporate offices                        XXXXXXXX
----------------------------------------- -------- ------------- --------- ------------ ------------ ------------
Review Employment Agmts & Compensation
Plans                                              XXXXXXXX
----------------------------------------- -------- ------------- --------- ------------ ------------ ------------
Interview Candidates for Corporate Mgmt
Team                                               XXXXXXXX
----------------------------------------- -------- ------------- --------- ------------ ------------ ------------
Develop website - internet strategies              XXXXXXXX                    XXXXXXXX
----------------------------------------- -------- ------------- --------- ------------ ------------ ------------
Engage Corporate Management Team                                 XXXXXXXX
----------------------------------------- -------- ------------- --------- ------------ ------------ ------------
Finalize website, w/ e-commerce                                  XXXXXXXX
----------------------------------------- -------- ------------- --------- ------------ ------------ ------------
Seek Additional Round of Capital                                            XXXXXXXX     XXXXXXXX
----------------------------------------- -------- ------------- --------- ------------ ------------ ------------
Prepare operation Budget                                                                 XXXXXXXX
----------------------------------------- -------- ------------- --------- ------------ ------------ ------------
Recruit additional Executive and Admin                                                               XXXXXXXX
staff
----------------------------------------- -------- ------------- --------- ------------ ------------ ------------
Seek additional capital                                                                              XXXXXXXX
----------------------------------------- -------- ------------- --------- ------------ ------------ ------------
Cost analysis to implement Phase Two                                                                 XXXXXXXX
----------------------------------------- -------- ------------- --------- ------------ ------------ ------------


Certain  of the  above  line  items  including  establishment  of the  Corporate
Offices,  Engagement of Corporate  Management Team, and WebSite Development will require  funding.  The amount of funding that will be allocated to each of those areas will depend on the amount of funding raised,  which has not been committed to at the time of this  filing.  Expected  disbursement  amounts  and timing are presented by quarter in the table below.  The  priority  expenditure  will be to establish  an  operating  website  and  begin  the  online  promotional  actions discussed above.  Management hires will follow website  development in priority, and  establishing an office  facility is secondary to both of these.  Other line items listed above will require time and consideration by the Board of Directors
but  are  substantially  less  dependent  on  funding.   These  items  requiring
investigation and finalization of plans are vital, but not costly.




                                        3th Qtr        4th Qtr    1st Qtr      2nd Qtr      4th Qtr
                                         2010           2010       2011         2011         2011
                                         ----           ----       ----         ----         ----

Develop/Finalize Web Site
 with Strategic E-Commerce
  & Brand/Marketing Work                $25,000        $50,000     $50,000      $50,000      $50,000

Branding/Print Advertising              $50,000        $50,000     $50,000      $50,000      $50,000

Establish corporate offices            $  9,000        $ 9,000     $ 9,000       $9,000      $ 9,000

General and Admin                       $ 5,000        $10,000     $10,000      $10,000      $10,000

Engage Corporate Management Team        $15,000        $15,000     $15,000      $15,000      $15,000

Legal and Accounting                    $20,000        $15,000     $15,000      $15,000      $15,000

Insurance/Risk Management               $10,000        $12,500     $12,500      $12,500      $12,500

Membership/Tournament Promotion &
Working Capital                         $25,000        $60,000     $60,000      $60,000      $60,000




Planned Industry Segment Services

The services segment will allow us to build market share and brand recognition, in anticipation of the creation of farm teams that participate in regional tournaments and pro leagues, which would allow us to tap into spectator event generated revenue, as well as media coverage and sponsorships. We intend to build "Farm Teams" (teams of local paintball players who compete against each other) in local areas in conjunction with local parks or paintball facilities starting in third quarter 2010 where we use our brand "IPA" to join with local businesses as financial sponsors, (generating advertising for the local business) very similar to other regional league sports providing competition for local teams.

As shown in the chart below, we have budgeted $500,000 for our services segment in the 12 months following the raising of funding, as discussed earlier.



                                               1st Quarter    2nd Quarter       3rd Quarter         4th Quarter
                                               -----------    -----------       -----------         -----------

Organizational General & Administrative        25,000         25,000            40,000              50,000

Advertising / Other Media                      25,000         25,000            25,000              25,000

Sales Literature Brochures /Artwork Design     10,000         10,000            10,000              10,000

Website Development                            20,000              0                 0                   0

Website Advertising                                 0         20,000            10,000              10,000

Mailing                                        15,000         15,000            15,000              15,000

Miscellaneous (including temp. labor)          30,000         30,000            25,000              15,000


1. Step-by-Step Players' Guides to IPA Series Paintball Tournaments - These booklets will include calendars of upcoming events to help teams map out what events they will want to participate in, a step-by-step guide on what is needed for all the tournaments, and how to play the different types of tournaments that we plan to will organize. This guide will provide information on different courses that competitions will be help at, as well as information on some of the major professional teams that compete within the Series.

2. Operations Manual - This guide will act as an operations manual to enable tournament operators to run our tournaments.

3. Event Planning - We intend to provide event planning services in a wide range of applications that involve paintball play. We will seek to enhance satisfaction in the areas of appearance, performance, and level of play and will utilize all available resources to ensure that only the highest quality services are delivered.

Planned Player Services:

     o    Web store discounts, special pricing on registration

     o    Online registration for leagues and tournaments

     o    Paintball news updates, skills tips, tactics, scenarios, etc.

     o Free logo items i.e. window cling that acts as parking pass, bag tags Access to forums, chats, rankings

     o Access to web based education, for consistency in skills, signals, etc.

     o    IPA player service and regulatory agency for dispute resolution

     o    Planned Member Park Services

     o Professionally created marketing collateral designed/available at volume pricing

     o    Plug-in   marketing   promotion  kits   designed/available   for  park
          implementation

     o Member kit: IPA banner, fill-in-the-blank press release, official rules, etc.

     o    Use of IPA online registration

     o    Volume purchase pricing for pro-shop products

     o    Web store affiliate program

     o    Centralized IPA Park Directory

     o    Regulatory body for leagues and tournaments

     o    Co-op advertising and brand sponsorship

One early focus of the Company will be to create and sponsor a sanctioning body of Paintball managed by our company by providing:

         o        Tournament and league sanctioning and management
         o        Membership administration and management
         o        Web Store & merchandising for products and services
         o        Marketing and branding services
         o        Spectator revenue

Web Store for Merchandising Products and Services

We intend to develop and operate a Web Store for the purpose of selling, under the IPA name, paintball products including:

         o        Paintball Guns
         o        Accessories
         o        Consumables (Paint)
         o        Apparel
         o        Gifts
         o        Other Branded Merchandise


Our website will be designed to provide membership registration and product sales, generating an initial source of revenue. In the future, we intend to expand the website with added services that include online league/tournament registration, rules and safety information, realistic game scenarios, forums for competitive banter, forums to share product recommendations, update on paintball news, etc., or to just chat. The plan is to drive more traffic to our IPA online store for gear, accessories, apparel and paint purchases. As visitor volume increases, advertising opportunities become another source of revenue.

Membership Administration and Management

We intend to offer different membership and competitor - options ranging from general membership, park and facilities membership up to professional level membership. These memberships are intended to provide member benefits designed to drive brand loyalty to the International Paintball Association, traffic to the web store and visits to our member parks and facilities. Planned membership benefits are to include:

For Individuals:

     o    Sense of belonging with peers and with a group of "players"

     o    Discounts to park admissions and tournament play

     o    Discounts on merchandise

     o    Interactive forums, communities to share ideas and connect with others

     o    Newsletters and training and tactic material

     o    Access to leagues and associated play

     o    Ability to track their performance in league play

     o Ability to progress and develop into higher categories of play - turn pro.

For Parks and Facilities:

     o    Access to players in their areas from IPA membership lists

     o    Traffic driven to their facility

     o    Market awareness around paintball

     o    Discounted merchandise for sale in their pro shops

     o    Website affiliate program access, earn on sales directed to IPA site

     o    Joint and co-op advertising and marketing opportunities

     o    Economies of scale in advertising and marketing

     o Park Member kit including, press release template, banners, and marketing collateral

     o    Scalable Operations Plan centrally developed

     o    Governing Body for dispute resolution and consistent rules

Proposed Marketing Services

Our research indicates that the present paintball industry is characterized by over 2,000 fields and facilities that are mostly "mom and pop" operations, which focus on the local market. There were approximately 325 series or league events held in the past year with little centralized coordination. Participants were enticed to events through local marketing efforts and word of mouth. Management believes a paintball sport, "brand" with associated advertising will benefit affiliated parks and facilities through increased player traffic through consistent identity to their locations.

Proposed Tournament and League Sanctioning and Management

We have test marketed tournament events, in 2004 in the Dallas and Houston, Texas area with 2 events, in preparation for larger scale operations. We had approximately 100 attendees at each event with approximately 40 paying participants at our Dallas event and 80 participants at our Houston event. These events were used to test the business concept and to test event structure in preparation for scalable operations.

The first event in Dallas was unprofitable losing about $6,000 on $12,606 in revenue. We learned from that unsuccessful experience and our second event (in Houston, Texas) had $25,921 revenue and approximately $5,092 in gross profit. We also tested a league system in 2005 in a local paintball facility in Dallas, and were encouraged by the participation by players. However, it was apparent after that exercise that success would require a strong member communication channel with more organizational structure over a larger geographic area.

We learned several lessons from our previous events:

     o Start earlier with publicizing the event to give people a longer time frame to get the event on their personal calendar.

     o Early enrollment with earlier cut-off deadline so the officials can be contracted.

     o    Justify number of officials by participants - no guess work.

     o Pre-marketing - use the internet to get the announcement out - website & e-mail

     o    Online enrollment with ability to pay on website.

     o    Use of Pay-Pal to control the cash risk.

     o    Vendor price reduction on product

     o Benefits of the draft was that we had teams with a more equal competitive level. No team was too far advanced over another. This "leveled the playing field" and made every participant feel their participation contributed to the team effort. We learned they would participate again if they were on a better team than they were individually.

     o We determined that we could further the play by developing these leagues into pods that would lend itself to playoffs and championship games. We never had an opportunity to test the pod system.

Based on this experience, we have developed our concepts further and drafted event rules. We believe such a foundation is what could make the tournaments and league play more consistent and leads to the scalability of league play. Participants in IPA sanctioned leagues and tournaments will be required to be members of IPA and the league/tournament events will be at IPA affiliated facilities. Additional revenue opportunities exist for the sale of expendable products (paint), event apparel, commemorative items, team uniforms, IPA branded merchandise, and concessions. We believe tournament and league play provides three key advantages:

     o    Drives product sales for IPA branded products;

     o    Develops players for higher league,  semi-pro and professional  teams;
          and

     o Drives traffic to IPA affiliating facilities, as part of the marketing services that IPA is offering.

Organization of Events

We intend to pick quarterly event dates in local areas for local tournaments which we will promote through advertising in local media, paintball stores, and to our mailing lists of members and enthusiasts. We will have annual regional playoffs for local top competitors. Our company will co-sponsor these events with local paintball facilities and retailers and national merchandisers.

Affiliations with Parks & Facilities

We intend to offer affiliation with or association to paintball facilities and local retailers and national merchandisers. By such affiliation we will co-market events at such facilities with the advertising participation of local retailers and national merchandisers to create the market perception of an industry collaborating at supporting the sport. These affiliating facilities have not yet been identified. Our affiliation will be based on market surveys that have not yet been performed and which will not be performed until a more proximate time, and consequently on fees that cannot yet be determined. Our affiliations with retailers and merchandisers will be based on such factors as location, synergy with our goals, and consumer recognition of the affiliate. Until a larger number of these factors can be evaluated as costs associated with the events, we cannot project who we will affiliate with, or what the associated fees associated with that transaction will be. Fees that we determine can be charged will be determined by local market conditions at the time of the agreement. Local market conditions and pricing will vary depending on local economy at that specific time, and costs of that local field. Those costs will vary with location, size and field finish or equipment. Some fields may be suitable for charging fees to non-participants, and others may not. The determination of how these fees will be apportioned will be made initially as we are able to negotiate at the time. Experience only will allow us to find a pattern for charges and allocation. None of these are constants and all will require specific analysis at the time of negotiations to arrive at a pricing where both IPA and the affiliate are able to make a profit on the event or relationship.

Plans for owned or Managed Facilities

We do not currently have any plans to acquire "owned facilities", or to manage facilities, as that would require an entirely new management structure and conflict through competition with our partnering or affiliating park plan.

Spectator Revenue Goal

We believe non-player spectator revenues are the ultimate goal of the business plan. Our plan capitalizes on the collection non-player enthusiasts with friends and families of members competing in leagues and tournaments to build skill and name recognition. Our plan builds a "farm" system, developing players who ultimately form teams to compete, first in higher division recreational leagues, then finally in semi-pro and professional leagues. Once professional play is implemented, we believe additional revenue opportunities that may be driven by media offerings are possible.

The sources of these revenues may include:

         o    Viewer Admission fees

         o    Increased Concession Sales

         o    Commemorative Event Programs, with team bio's, advertising, etc.

         o    Product merchandising

         o    Television

         o    Sponsorship

Planned Tournaments - The tournaments that IPA intends to organize have been given the name IPA Tournament Series. This series includes different tournaments that may be schedule all over the states of Texas California and Florida. There will be three different skill levels that different teams will be able to participate in. These skill levels are as follows:

     o Rookie: these are the beginners of the tournament. They have only participated in tournament play for a limited time and are working on gaining critical experience required to compete in the higher skill levels.

     o Novice: The players on a novice team have been participating in tournament play for one to three years and are generally better than the rookie players, but do not have the required skill to participate successfully on the pro level.

     o Open or Professional: These are players that have been participating in tournament play for over three years and are generally the best players in the game. Many teams play constantly in as many tournaments as possible, no matter where they have to travel.

     o The price will vary depending on the rental price of the different facilities that we will be using, but generally, the price will be $125 for a rookie team, $250 for a novice team, and $300 for a pro team.

Each team will consist of nine players, of which only seven can play at any one time. Each team in each difficulty level can have two players that are classified in the category higher than theirs. For example, a rookie team can have two novice players on their team and still be considered a rookie team. Any more than two players in a higher difficulty class will force the team to register in the higher difficulty level.

SALES LITERATURE

We will use various forms of sales literature to help increase awareness of our tournaments and also to recruit teams of all skill levels. We will have specialty brochures developed that specifically outline all events that will be organized by us and these brochures will be directly mailed out to registered users of our website as well as teams and spectators in the audience who sign up on our mailing list at our tournaments. We will have contact numbers as well as information detailed on what future tournaments or products will be available from us. We will also distribute brochures to help in the promotion of our unique and innovative clothing line. In addition, we plan in the future on promoting their events via radio advertising, television spots, cable TV, newspapers, industry publications, public relations and internet via the company website as well as electronic mailing to registered players and paintball enthusiasts throughout our entire target market.

COMPETITIVE STRENGTHS

We believe we will have a competitive edge within the industry in that we are focused on the largest market (amateurs), and we have refined our mission to concentrate on the development and organization of paintball tournament leagues and events. There are several other paintball associations as discussed previously which can be considered peripherally competitive to our company, but we are not aware of any other organizations seeking to become recognized as a Paintball "sanctioning body". Many people and groups may organize one or perhaps a few paintball tournaments, but we are not aware of any that have built a series setting on on the scale that we plan. Our planned IPA Tournament Series will refine and refocus the way paintball players think about tournaments, leagues, and events and will help to develop the sport to become more organized and well known within local communities where there is little organization for the sport.

Business Strategy for Association Business

Our business strategy is to position the "International Paintball Association" as the official governing body of the sport of paintball. As such, it will not only be the final arbiter in issues involving rules and professional play, but also will be a consolidating influence in a fragmented sport, thus raising the level of spectator participation, sponsorships and media attention. We hope to attain this strategic objective with aggressive membership building campaigns and a family of branded products and services offered to both players and member parks including:

     o    Member discounts and website privileges

     o    Website social network with inter- team rivalries, and daily posts

     o    League and tournament support

     o    Member newsletters for scenarios, skills, tactics, league news, etc.

     o    Farm team feeder system to paintball professional teams

     o    Park member gear discounts and website affiliate program

     o    Marketing    materials   generated   centrally   with   economies   of
          scale/professionalism

     o    Benefit of centrally executed campaigns

     o    Pre-designed local campaigns for member park use

     o    Rules and regulations centrally administered

Pricing Strategy

Our membership pricing below is in line with competition. Paintball Sports Promotion (PSP) is the largest non-professional organization in the national tournament business, and their pretournament online annual player registration fee is $40.00 with an increase to $50.00 if the signup is on the day of a participant's tournament. This is an annual fee for a player ID card issued through the American Paintball Players League (APPL) that is required for player participation in any PSP event.

We will price our tournament services appropriately to appeal principally to the rookie and novice players. Tournament entry fees and product offerings will vary with a view to local historic pricings, and the broader then current industry / market prices.

Targeted Player Registration Fee:

            Annual Novice Fees                                $ 50/yr.

            Competitors Annual Fees up to
            5 years or until tournament (region)              $150

            Pro (after 5 yrs)                                 $250

Promotion Strategy

Our demographic target market generally prefers to obtain its information electronically. Our promotions strategy will reflect that preference in its promotional communications focused on 13-34 year old males. IPA's website will be a primary avenue for internal team and interleague communication, product promotions member specials, forum product reviews, or any promotional online marketing opportunities that may arise. We will offer member parks use of IPA promotion designs for local implementation, as well as the ability to tap into volume buying power through IPA affiliate purchase programs.

Market share and market presence to build brand identity will be our initial goal. We currently have no brand awareness and consequently cannot be considered a "brand". Our promotions will be centered on registering members from a targeted region. Local TV and radio ads, print media, direct mail, public relations, and contests will be utilize, all driving traffic to IPA's website. During strategic promotional efforts, IPA will offer discounted, park membership to approved facilities who generate a minimum number of IPA members from their existing customers, thus tapping into their customer base, and enlisting the park's help in securing memberships.

Product promotions are planned to these same lists. The IPA web store will promote aggressively with Search Engine Marketing (SEM)and Search Engine Optimization (SEO) strategies utilizing paid placement and inclusion to drive visits that convert to sales. Member parks that join our affiliate program will benefit from our inventory and volume buying power, while driving additional page views on our site, and sales conversions. As product becomes a greater revenue contributor to IPA, we plan to expand into IPA logo items, and then to expand to custom team apparel, as well. These items will be sold at tournaments, on our website, and be worn by IPA sponsored players and teams.

Fees will be paid by Tournament participants that are higher than standard play fees. Because of increased play parks will price the facility use to IPA below their standard play rate, and that incremental excess will be revenue of IPA. Also IPA will be selling IPA logo at the event. Those sales will be handled by IPA personnel paid for by IPA. However, a portion of those IPA administered sales will go to the facility as a fee. All sales by the facility from its inventory stock will not be shared by IPA. Parks will benefit and will be willing to share the fees in the above manner or some hybrid version of the above because of the increase in volume generated by the additional event marketing and promotion monies spent by IPA and because of the introduction of new IPA members to that facility. Varying degrees of capital investment in different facilities as well as different market demographics dictate that the fee split structure will differ with different parks. Understandably, the IPA split will become stronger as the IPA brand builds in strength, so the IPA side of the split the first year will likely be smaller than the split we will expect in subsequent years.

Sales Strategy

IPA's sales strategy will focus upon the brand awareness generated by the marketing techniques referenced above, supplementing with limited use of inside sales where appropriate. Inside sales will be utilized to some degree utilizing both inbound and outbound sales calls. While we will focus on product sales at events and with online marketing efforts detailed elsewhere herein, we acknowledge that there remains a significant but shrinking segment of the buying market that continues to prefer phone calls for purchasing instead of online/internet orders. Because of this until our experience proves us wrong, we will maintain an inbound call services for purchasers who wish to call in orders. Also, outbound calls to parks to promote their stocking the IPA product lines and to both parks and targeted individuals to promote IPA affiliation will be utilized to promote and build IPA name recognition. We currently do not have any brand awareness. Targets generated by market research and made aware of IPA through marketing, may be personally invited to participate in an IPA event. Member park targets may be called upon directly by a paintball professional or ex-military sharp shooter, for example, acting on IPA's behalf. IPA expects to hire professional and semi-professional paintball players, and retired police and military, as sales representatives.

Competition

Our "International Paintball Association" is intended to serve the same function in the sport of paintball as NASCAR is to car racing or PGA is to golf.

Competition in the Product Segment

Competition includes companies currently selling paintball gear via ecommerce, in local paintball shops, and big box retail, paintball online forums, existing paintball tournaments and/or leagues, and existing paintball associations. The Company's products will be distinguishable from our competition by the use of the IPA brand and logo.

The competitive manufacturers of gear and distributors operate both from retail outlets and also through the internet. Some of the direct competition to International Paintball Association include: KEE Action Sports, Tippman, Jarden JT Sports, DYE Paintball, ActionVillage.com, NXe, Planeteclipse.com, Procaps, smartparts.com, specialopspaintball.com, and angelpaintballsports.com.

Paintball supplies and gear can also be purchased from such recognized retailers as Sports Authority, Dicks Sporting Goods, Kmart, and Target. We currently are not competing with these retailers because we have not commenced a significant operation.

Competition in the Services Segment

We believe that one of IPA's competitive advantages is that no other entity in the sport has secured a market position that include the benefits of a national governing body combined with player and park membership recruitment. Each segment of the industry has successful participants, but none of these have stepped up to the role of branding and consolidating the sport, with centralized economies for members and ecommerce gear sales, and online forum social networking, and farm system for players, combined. IPA intends to recruit members, while highlighting the benefits of membership. Currently Existing Competition Paintball Associations:

American Paintball Players Association, APPA: An online league and event sign-up system with 50 leagues, and a membership consisting of approximately 45,000 players. While members get an id number, its true purpose is to provide registration for events.

The Paintball Sports Trade Association, PSTA, was established in October 2007. The goal of this association is to "increase awareness, participation and acceptance of Paintball all over the world". (PSTA website home page May 2008 www.paintball.org) While the PSTA has "members", the list includes gear vendors and tournaments. Their website provides safety and player "getting started" information, as well as resources to start a paintball business. PSTA is currently a business "trade association" and does not appear to be planning to recruit parks and players as members, or to provide centralized economies of scale in gear purchases and marketing to parks. With its member list however, PSTA has the endorsement of some important industry players and therefore poses a competitive threat to IPA.

There  are  several  existing  online  forums  such  as,  Warpig.com,  PBNation,
Paintballforum.com,      pbcentral.com,     pbstar.com,     pbreview.com     and
specialopspaintball.com.

Existing Tournaments include: NPPL, NXL, World Cup, Spyder Cup, Millennium Series in Europe, XPSL League

Employees

As of December 31, 2009, International Paintball Association had no full time employees. The officers and directors of the Company currently provide certain services dedicated to current corporate and business development activities on an as needed part-time basis.

Capital Structure

International Paintball Association currently has 100,000,000 shares of common stock, no par value per share, authorized by the Company's articles of incorporation as amended. As of December 31, 2009, the Company had 10,449,166 shares of common stock issued and outstanding.

The Company has 10,000,000 shares of preferred stock, no par value per share, authorized by the Company's articles of incorporation. As of December 31, 2009, the Company had no shares of preferred stock issued and outstanding as a result of the conversion of preferred shares to common.

There is no public trading market for our common stock at the present time.

Financial Information about Geographic Areas

All of the Company's revenues are presently designed to be derived from customers within the United States. All of the Company's assets are currently located in the United States.

Administrative Offices

The Company's  principal  address is 501 Trophy Lake Drive,  Suite 314, PMB 106,
Trophy Club, TX 76262, and the telephone number is (817)491-8611; and the facsimile number is (817)491-4955. The Company does not currently pay monthly rent for the use of this address, which is the office of the Company's President.

ITEM 1A.  RISK FACTORS
----------------------

                           FORWARD LOOKING STATEMENTS

This registration statement includes forward-looking statements, including, without limitation, statements relating to International Paintball Association, Inc. plans, strategies, objectives, expectations, intentions and adequacy of resources. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause International Paintball Association's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These factors include, among others, the following: ability of International Paintball Association to implement its business strategy; ability to obtain additional financing; International Paintball Association's limited operating history; unknown liabilities associated with future acquisitions; ability to manage growth; significant competition; ability to attract and retain talented employees; and future government regulations; and other factors described in this registration statement or in other of International Paintball Association filings with the Securities and Exchange Commission. International Paintball Association is under no obligation, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                  Risk Factors

                          GENERAL BUSINESS RISK FACTORS

WE ARE A DEVELOPMENT STAGE BUSINESS WHICH IS HIGHLY RISKY

International Paintball Association, Inc., through its predecessor, commenced operations in 2004 and is organized as a corporation under the laws of the State of Colorado. Accordingly, we have only a limited history upon which an evaluation of our prospects and future performance can be made. Our proposed operations are subject to all business risks associated with new enterprises. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the expansion of a business, operation in a competitive industry, and the continued development of advertising, promotions and a corresponding customer base. There is a possibility that we could sustain losses in the future. There can be no assurances that we will ever operate profitably.

WE WILL DEPEND ON MANAGEMENT, AND IF WE LOSE MANAGEMENT, OUR COMPANY MAY BE AT RISK IF WE CANNOT REPLACE THEM.

Our business is significantly dependent upon our management team. Our success will be particularly dependent upon our leadership: Ms. Brenda Webb our CEO and acting CFO. The loss of Ms. Webb could have a material adverse effect on our Company. Management is not working full time for us and devotes about twenty hours per week to our operations. If we are successful in our funding plan, then full time management will be engaged and transitioned into management. We have begun discussions with several different individuals who we believe can fill that role, but those individuals will not engage, and will not permit the discussions beyond their present level until our funding has begun. Ms. Webb has no prior experience as an officer or director in a registered company, but among our directors, Mr. Greene and Mr. Davenport both have served in management or as directors with several public companies in multiple industries. Mr. Compton has considerable experience specific to our industry, but has no prior public company experience as an officer or director.

Over the last year, we have had several changes in management and we cannot provide any assurances that we will be able to continue to retain current management, especially due to our current liquidity issues. The inability to retain management could have an adverse impact on our continuing operations.

OUR AUDITORS HAVE ISSUED A "GOING CONCERN" OPINION WHICH IS CAUTIONARY TO POTENTIAL SHAREHOLDERS.

In our most recent audit our auditors expressed an opinion commonly called the "Going Concern Opinion", in which the auditors indicate substantial doubt that our company can continue due to lack of capital and revenues. This should indicate to potential investors that business could fail in its current condition.

WE HAVE INCURRED NET LOSSES AND MAY NEVER OPERATE PROFITABLY

Our shareholder may be at risk of our business failing because, since inception we have had net losses totaling $2,047,095. During the year ended December 31, 2009, we incurred a net loss of $ 148,848. There is no assurance we will ever operate profitably and continued net losses would eventually cause us to cease business.

WE ARE A PUBLIC COMPANY WITH SIGNIFICANT ANNUAL EXPENSES TO MAINTAIN THE PUBLIC SEC REPORTING STATUS OF THE COMPANY.

The annual expenses of legal accounting and audits for an SEC Reporting company are significant and such expenses may erode or eliminate the profits, if any ever are generated, which could jeopardize any investment in the company.

WE MAY BE EXPOSED TO RISKS OF BORROWING, DUE TO WHICH, IF SECURED BY ASSETS, IN EVENT OF DEFAULT WE COULD LOSE OUR ASSETS.

We have incurred indebtedness, totaling $992,444 at December 31, 2009 and a portion of our cash flow will have to be dedicated to the payment of principal and interest on such indebtedness, Our indebtedness at December 31, 2009, consists of $217,667 accounts payable, $95,743 in accrued liabilities, $478,500 notes payable and $200,534 in convertible notes payable. Currently, we do not have adequate capital to cover the payment of this debt and future cash flows may not be adequate to cover payments.

The $478,500 in notes payable are all currently overdue. While overtures to holders proposing extensions of the due dates have been sent, there can be no assurance that these efforts will be successful. The $200,534 convertible note payable is due on April 11, 2011, and is convertible in part or in whole into shares of common stock at a conversion price of $.50 per share (401,068 shares of common stock). All notes are unsecured.

A default judgment under a loan agreement or for any of our existing indebtedness could result in the loan becoming immediately due and payable, and then if unpaid, a judgment in favor of such lender which would be senior to the rights of shareholders of our Company. A judgment creditor would have the right to foreclose on any of our assets resulting in a material adverse effect on our business, operating results or financial condition.

WE HAVE CONVERTIBLE DEBT WHICH IS CONVERTIBLE INTO OUR COMMON STOCK. A CONVERSION OF SUCH DEBT COULD HAVE A DILUTIVE EFFECT TO EXISTING SHAREHOLDERS.

At December 31, 2009, we have an outstanding convertible promissory note of $200,534. Such note payable is due on April 11, 2011 and is convertible into Shares of our common stock in whole or in part at a conversion price of $.050 per share. When the note payable is converted into shares of our common stock, this could have a dilutive effect to the holdings of our existing shareholders

WE HAVE ALL OF THE RISK OF NEW UNTESTED VENTURE, AND INVESTORS COULD LOSE THEIR INVESTMENT AS A RESULT OF ANY OF SUCH RISKS.

We are a development stage business. We have a limited history of operation and no history of earnings. As a new development stage business, we will be subject to all of the difficulties associated with establishing a new business enterprise, including the following: hiring and retaining skilled employees or contractors; licensing, permitting, and operating problems; competing with established operators; and implementing the business infrastructure and support systems to effectively carryout the business plan.

WE ARE SUBJECT TO GENERAL ECONOMIC CONDITIONS WHICH, AS THEY ARE TURNING DOWNWARD, COULD MAKE OUR VENTURE LESS LIKELY TO SUCCEED

The financial success of our Company may be sensitive to adverse changes in general economic conditions in the United States, such as recession, inflation, unemployment, and interest rates. Such changing conditions could reduce demand in the marketplace for our services and the paintball industry overall.

Current economic conditions have resulted in individuals having less disposable income, which could result in less potential players and a decreased interest in paintball sports. As a result we could see fewer participants and reduced cash flows that may result in delays in execution of our business plan. We cannot confirm this expectation as we have no active operations to measure or compare, however, industry reports are that the rapid growth in this industry has stabilized or slowed to a point of no growth, as a consequence of the economy. We cannot know whether the growth seen in the sport before the current economic slowdown will revive, or whether another sport or interest will replace it.

WE WILL CONTINUE TO HAVE A NEED FOR ADDITIONAL FINANCING, AND WITHOUT ADEQUATE FINANCING TO CARRY OUT OUR BUSINESS PLAN, WE COULD FAIL.

We have limited funds and such funds will not be adequate to carry out the business plan without borrowing significant funds. Our ultimate success may depend upon our ability to raise additional capital. We will have to seek funds through loans or equity placements to cover such cash needs. No commitments to provide additional funds have been made by shareholders or management. Accordingly, there can be no assurance that additional funds will be available to the Company to allow us to pay existing debt and cover future cash expenditures contemplated by our business plan.

WE HAVE NO REVENUE HISTORY, AND INVESTORS HAVE NO WAY TO GAUGE THE BUSINESS BASED UPON HISTORY OF REVENUE

We were incorporated under the laws of the State of Texas in 2004 and re-domiciled to Colorado in 2008. We were organized for the purpose of organizing the emerging sport of Paintball into league and tournament play and positioning ourselves as managing the governing body of the sport. We have not earned significant revenues from our limited operations. We are not profitable and the business effort is considered to be in an early development stage. We must be regarded as a new or development venture with all of the unforeseen costs, expenses, problems, risks and difficulties to which such ventures are subject.

WE CAN OFFER NO ASSURANCE OF SUCCESS OR PROFITABILITY, AND INVESTORS WILL HAVE A HIGH RISK OF LOSS

There is no assurance that we will ever operate profitably. There is no assurance that it will generate revenues or profits, or that the value of our shares will be increased thereby.

                    RISK FACTORS RELATING TO THE COMMON STOCK

OUR STOCK IS A HIGHLY SPECULATIVE INVESTMENT

Due to the highly speculative nature of our business, Investors should not invest unless they can financially bear the loss of their entire investment. Investment should, therefore, be limited to that portion of discretionary funds not needed for normal living purposes or for reserves for disability and retirement.

INVESTORS SHOULD BE AWARE THAT REGULATION OF PENNY STOCKS MAY CREATE A LIQUIDITY CHALLENGE FOR OUR STOCK

Our securities are subject to a Securities and Exchange Commission rule that imposes special sales practice requirements upon broker-dealers who sell such securities to persons other than established customers or accredited investors. For purposes of the rule, the phrase "accredited investors" means, in general terms, institutions with assets in excess of $5,000,000, or individuals having a net worth in excess of $1,000,000 or having an annual income that exceeds $200,000 (or that, when combined with a spouse's income, exceeds $300,000). For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell our securities and also may affect the ability of purchasers in this offering to sell their securities in any market that might develop therefore.

In addition, the Securities and Exchange Commission has adopted a number of rules to regulate "penny stocks." Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 15g-7, and 15g-9 under the Securities Exchange Act of 1934, as amended. Because our securities may constitute "penny stocks" within the meaning of the rules, the rules would apply to us and to our securities. The rules may further affect the ability of owners of Shares to sell our securities in any market that might develop for them.

Shareholders should be aware that, according to Securities and Exchange Commission, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) "boiler room" practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, the described patterns from being established with respect to the our securities.

WE ARE NOT REGISTERED IN STATES UNDER BLUE SKY LAWS, WHICH MAY MAKE OUR STOCK UNMARKETABLE

Because the securities registered hereunder have not been registered for resale under the blue sky laws of all states, the holders of such shares and persons who desire to purchase them in any trading market, should be aware that there may be significant state blue-sky law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities in any particular state. Some jurisdictions may not under any circumstances allow the trading or resale of blind-pool or "blank-check" securities. Accordingly, investors should consider the secondary market for our securities to be a limited one.

WE DON'T BELIEVE DIVIDENDS WILL BE PAID ON OUR STOCK WHICH MAKES VALUE OF THE STOCK TOTALLY SPECULATIVE AND THE INVESTOR CAN HAVE NO MEASURE OF VALUE BASED UPON DIVIDENDS

We have has not paid dividends on our Common Stock and do not anticipate paying such dividends in the foreseeable future. We would use our profits, if any, to build our business.

WE CAN GIVE NO ASSURANCE OF SUCCESS OR PROFITABILITY, AND WE HAVE NO REVENUE HISTORY TO SHOW VALUES OR SUCCESS.

There is no-assurance that we will develop our business to profitability. Even if the Company executes on our business plan, there is no assurance that we will generate revenues or profits, or that the market price of our common stock will be increased thereby.

WE MAY PLACE INVESTORS AT RISK DUE TO A LACK OF DIVERSIFICATION

Because of the limited financial-resources that we have, it is unlikely that we will be able to diversify its acquisitions or operations. Our probable inability to diversify our activities into more than one area will subject us to economic fluctuations within a particular business or industry and therefore increase the risks associated with our operations.

ITEM 2.  FINANCIAL INFORMATION
------------------------------

The following discussion is intended to provide an analysis of our financial condition and should be read in conjunction with our financial statements and the notes thereto set forth herein. The matters discussed in these sections that are not historical or current facts deal with potential future circumstances and developments. Our actual results could differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include those discussed below.

Overview

We were incorporated under the laws of the State of Texas in 2004. In 2008, we merged with our wholly owned subsidiary, International Paintball Association, Inc. incorporated under the laws of the State of Colorado. We were organized for the purpose of becoming the governing body of paintball, to manage and promote league and tournament play, and to market products. Our fiscal year end is December 31.

Basis of Presentation - Development Stage Company

We have not earned any revenues from limited operations. Accordingly, our activities have been accounted for as those of a "Development Stage Enterprise" as set forth in Financial Accounting Standards Board Accounting Standard Codification ("FASB ASC") 915-205. Among the disclosures required by FASB ASC are that our financial statements be identified as those of a development stage company, and that the statements of operations, stockholders' equity (deficit) and cash flows disclose activity since the date of our inception.

Critical Accounting Policies

We have identified the policies below as critical to our business operations and the understanding of our results from operations. The impact and any associated risks related to these policies on our business operations are discussed throughout this Financial Information section where such policies affect our reported and expected financial results. For a detailed discussion on the application of these and other accounting policies, see Note one in the Notes to the Consolidated Financial Statements beginning on page F-1 of this document. Note that our preparation of this document requires us to make estimates and assumptions that may affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of our financial statements, and the reported amounts of revenue and expenses during the reporting period.

Accounts Receivable

The Company reviews accounts receivable periodically for collectability and establishes an allowance for doubtful accounts and records bad debt expense when deemed necessary. At December 31, 2009 and 2010, the Company had no balance in its allowance for doubtful accounts.

Revenue recognition

Revenue is recognized on an accrual basis after services have been performed or products sold under contract terms, the price to the client is fixed or determinable, and collectability is reasonably assured.

Advertising costs

Advertising costs are expensed as incurred. The Company recorded no material advertising costs in 2006, $1,200 in 2007, $0 in 2008, and $0 for the year ended December 31, 2009.

Financial Instruments

The carrying value of the Company's financial instruments, as reported in the accompanying balance sheets, approximate fair value.

Long-Lived Assets

The Company regularly reviews the carrying value of intangible and other long-lived assets for the existence of facts or circumstances, both internally and externally, that may suggest impairment. If impairment testing indicates a lack of recoverability, an impairment loss is recognized by the Company if the carrying amount of a long-lived asset exceeds its fair value.

Segment information

International Paintball Association, Inc. is structured to operate as a product sales company within the paintball industry, and as a services company dedicated organizing players and play fields for league and tournament play with local, regional and ultimately national playoffs.

Stock based compensation

The Company accounts for employee and non-employee stock awards under FASB ASC 505-50, whereby equity instruments issued to employees for services are recorded based on the fair value of the instrument issued and those issued to non-employees are recorded based on the fair value of the consideration received or the fair value of the equity instrument, whichever is more reliably measurable.

PLAN OF OPERATIONS WITH 12 MONTH BUDGET AND QUARTERLY GOALS

We intend to commence a private offering in 2010 to fund the budget below.

We intend to raise $1,000,000 in a private placement to finance the following twelve months of operations. With current economic conditions as they are, there is no assurance that we will be able to complete a $1,000,000 private placement in 2010.

Our operating budget, based on the intended $1,000,000 Capital raise is:

------------------------------------------------------------------ -------------
Enhanced Web Site Development and Operations                             $50,000
------------------------------------------------------------------ -------------
Conference and Travel                                                     25,000
------------------------------------------------------------------ -------------
Legal and Accounting                                                      65,000
------------------------------------------------------------------ -------------
Branding, Marketing and Advertising                                      350,000
------------------------------------------------------------------ -------------
General & Administrative Expenses                                        150,000
------------------------------------------------------------------ -------------
Rent and Facilities Expense                                               45,000
------------------------------------------------------------------ -------------
Insurance and Risk Management                                             50,000
------------------------------------------------------------------ -------------
Working Capital and Tournament Operations                                265,000
------------------------------------------------------------------ -------------
Total                                                                 $1,000,000
------------------------------------------------------------------ -------------

If we are unable to complete the placement of $1,000,000 we will reduce certain of the above categories as discussed below.

The following is a more detailed breakdown of our proposed activities and goals we expect to achieve with our initial raise of $1,000,000.

Phase One: We intend to initiate discussion with and engage experienced industry advisors to assist our management team to begin our management search effort. We will utilize our existing personal relationships in that selection, but have not yet reached a decision on which individual or group we will associate for that effort. We expect to issue invitation for interviews during this time.

Phase Two: We will begin our management interviews with the intent of hiring immediately, and initiate the following actions:

1.       Establish Banking Relationship
2.       Implement Payroll Services System
3.       Establish Corporate Insurance Plan
4.       Select Corporate Office Location
5.       Develop a Written Employee Compensation plan including:
              a.       Officer and Employee Pay Structure
              b.       Option Plan for Directors, Officers and Employees
              c.       Establish Employee Benefits Plan

Phase Three: If new management hires are not complete, then that will have priority at this time. Our new corporate management team will be responsible for development and implementation of the following additional items:

     1. Establish initial operating policies and procedures corporately and for multiple paintball league and tournament operations

     2. Establish accounting structure and policies for multiple paintball league and tournament operations.

     3.   Continue funding efforts if not yet complete.

     4. Assist in recruiting additional promotional talent for IPA marketing efforts both in both product sales and in league/tournament building

In the event are not successful in raising any of the funds sought with our initial $1,000,000 placement, we will continue our work to secure SEC satisfaction SEC with our filings, and then maintain our status as a reporting company and very limited travel and the minimum of administrative expenses while we continue to pursue funding. We will continue activities where costs are not incurred, but where costs would be incurred, we will not engage in any of the other activities set forth in Phase One.

With the first $200,000 raised (20% of offering), we will initiate development of the Web Site, and establish working relationships with outsourcing vendors so that we can offer products through an IPA web presence. To demonstrate our credibility with parks where we will begin discussion for sponsoring tournaments and leagues, the web presence for product sales and league/tournament signup and support will be critical. After construction of the Web site, some legal/accounting fees, and an initial skeletal management hire, available funds will then be spent on league/tournament sponsorships and promotion. Any funds that remain along with majority of the next $300,000 raised (50% of offering) will go to branding/marketing efforts along with league/tournament promotion. Insurance is a factor, but will largely be built into the costs of the tournaments and leagues fees. A small portion of that additional $300,000 may be utilized to expand management and staffing to build the presence of the company with leagues and for tournament promotion. Offices and corporate facilities are not a priority and will be skeletal, targeted on minimal cost point. If we are successful in raising the full amount of the offering, then the allocation above is a good view of how the breakdown of expenses will be spread, but as explained in this paragraph, the full raise is not a requirement for our success, and we will concentrate our expenditures on marketing and generating additional revenues through outsourced product sales, league fees, and tournaments. Funds raised in excess of the 50% of offering amount will be applied to bring expenditures in line with the above budget.

Our operating budget for use of the Second Capital Raise of $1,500,000 Capital raise is:


------------------------------------------------------------------ ------------------------------------------
Web Site Promotion and Online Advertising                                                           $400,000
------------------------------------------------------------------ ------------------------------------------
Conference and Travel                                                                                100,000
------------------------------------------------------------------ ------------------------------------------
Legal and Accounting                                                                                  50,000
------------------------------------------------------------------ ------------------------------------------
Branding, Marketing and Advertising                                                                  350,000
------------------------------------------------------------------ ------------------------------------------
General & Administrative Expenses                                                                    100,000
------------------------------------------------------------------ ------------------------------------------
Rent and Facilities Expense                                                                          100,000
------------------------------------------------------------------ ------------------------------------------
Insurance and Risk Management                                                                         50,000
------------------------------------------------------------------ ------------------------------------------
Working Capital and Tournament Operations                                                            350,000
------------------------------------------------------------------ ------------------------------------------
Total                                                                                             $1,500,000
------------------------------------------------------------------ ------------------------------------------


SUMMARY OF 2008 and 2009 Activities

During the first and second quarters of 2008, we used existing management resources to structure a marketing plan and complete brand strategy. Our existing management resources now are Brenda Webb and our directors, and consultants who may be engaged. Mr. Huitt and Mr. Martinez have resigned. Going forward, we will initially engage management with specific industry experience on a consulting basis. Management hires will be made only after extensive due diligence and probably after a trial period of association. We expect that those hires be from the ranks of current or retiring professional player ranks with inter-industry name recognition.

A hierarchical family of brands under the IPA umbrella has been planned with the specific attention to the "Generation Y" (ages 14-34) target market as the design point. We have identified the Website design team, have begun negotiations with several outside vendors, and are staged for next steps of Non-Disclosure Agreements and specific design, as funding becomes available. Collateral marketing material outlines, press kit contents, value-add campaigns for parks, e-marketing and promotional online marketing techniques, in addition to the initial promotional structure, all to be taken to final design implementation steps as funding allows (initially within "Operations" line item above).

We have had a functioning website that has been terminated and will be rebuilt and restarted during the third and fourth quarters of 2010 This site will be a basis for future growth and establishes the initial relationship with the IPA brand. Our website will contain a IPA store portal for purchasing IPA Brand products and certain selected non IPA branded paintaball related products, and will allow member registration and tournament signup and fee collection for both Parks and Individuals. Member forums, video updates, starter kit, league registration, and IPA contact information are also stipulated for inclusion. During the First Quarter 2011, we will focus on bringing traffic to IPA's newly published website, signing up members and offering the retail product line planned to be offered through the website. The expansion of product lines may require physical facilities to distribute the products or partner with other distributors. Marketing and branding of the products and services of the company will be expanded using the data bases of both players and parks that will be established and populated from increased traffic to the web site. Online safety forms and tournament rules will be made available to parks and players as the starting point for organized tournament and league play.

We plan to further market and advertise to drive additional traffic to the web site in the fourth quarter of 2010. This effort will be designed to grow revenue for the sales of products, market the service aspect of the business model to parks and to implement, selected and targeted tournament events. The Company plans to launch the online support of league play through rule making, scoring, team and player tracking for implementation in the fourth quarter of 2010.

Maintaining the attention of our target market will require the continual enhancement and development of our Website to meet their changing market needs and expectations. The website relaunch will span the third and fourth quarters of 2010 with more socializing, scoring news, community, blogging and other functionality. Product mix will be adjusted and enhanced, perhaps with IPA branded products as appropriate. The marketing efforts will be focused on continuing to build traffic to the website and to enhance the web-affiliate parks program.

Beginning in the fourth quarter of 2010, we intend to use the enhanced features of the web site to drive members to the website for online socializing, checking competitors' wins/losses, paintball news, videos, etc. This push to build traffic is expected to build additional revenues. Online promotional marketing strategies will be used with the target-market-specific "look and feel" of IPA's website, to draw traffic in, and keep guests coming back. More targeted tournament play will be managed during the fourth quarter. League play will be monitored in preparation for organizing IPA regional and national league championship tournaments.

Beninning in the third and fourth quarter of 2010, we will organize promotions with local businesses for corporate paintball outings to drive utilization of Member Park facilities, all under the IPA umbrella. Special promotional pricing during events and membership sign up are planned to drive additional revenue, and website visits. League play and tournament play will be expanded during this period as well. Aggressive marketing programs promoted cooperatively with other non IPA branded product manufacturers will be launched to further IPA brand awareness and increase revenue. We believe increased traffic volumes will enhance both product and ad sales and sponsorship opportunities, as website volume increases.

Need for Additional Financing

We do not have capital sufficient to meet our cash needs. We will have to seek loans or equity placements to cover such cash needs. As our operations expand, our need for additional financing is likely to increase substantially. No commitments to provide additional funds have been made by our management or other stockholders. Accordingly, there can be no assurance that any additional funds will be available to us to allow it to cover our expenses as they may be incurred. There is no guarantee that we will be able to obtain any additional financing.

Results of Operations for Years Ended December 31, 2009 and 2008.

During the years ended December 31, 2008 and 2009, we did not recognize any revenue. We are a development stage company and are pre-revenue.

During the year ended December 31, 2008, we incurred total operating expenses of $159,605 compared to $101,847 for the year ending December 31, 2009. The decrease of $57,071 is a result of a decrease in general expenses, as a result of a decrease in operational activities in 2008 and a focus on the filing of the Company's registration statement on Form 10-12g. The decrease in operating expense was also a result of management reducing payments for board services utilizing fewer consulting services an overall reduced operational expenditures. Management made these changes to stay within a smaller budgeted cash flow in 2009 as compared to prior years.

During the year ended December 31, 2009, we recognized an interest expense of $47,001 compared to $45,992 during the year ended December 31, 2008. The increase of $41,009 was a result of a slight increase in notes payable during the year.

During the year ended December 31, 2009, we recognized a net loss of $148,848 compared to a net loss of $205,597 during the year ended December 31, 2008. The decrease of $56,749 was a result of the $57,071 decrease in operational expenses combined with the $1,009 increase in interest expense, along with the $687 decrease in depreciation and amortization.

Liquidity and Capital Resources

From inception through December 31, 2009, we have funded our operations primarily from the following sources:

     o Equity proceeds through private placements of International Paintball Association securities;

     o    Loans and lines of credit; and

     o    Sales of equity investments.


For the years ended December 31, 2008 and 2009

Cash flow from operations has not historically been sufficient to sustain our operations without the above additional sources of capital. As of December 31, 2009, the Company had total assets of $61 consisting solely of cash and cash equivalents of $38 and total liabilities of $992,444, consisting of accounts payable of $176,834, accounts payable related parties of $40,833, accrued interest payable of $95,743 and notes payable of $679,034.

The Company expects to use some of the working capital proceeds from a private placement to bring current interest expense obligations. The $478,500 in notes payable are all currently overdue. While overtures to holders proposing extensions of the due dates have been made, there can be no assurance that these efforts will be successful. The Company has outstanding convertible note to JH Brech LLC in the amount of $200,534 bearing interest @ 6% per annum, convertible @ $.50 per share at the holder's option, due in April 2011. The Company has not received commitments for conversion at this time.

Cash used by the Company's operating activities during the year ended December 31, 2009 was $38 compared to $119,206 during the year ended December 31, 2008. During the year ended December 31, 2009, net losses of $148,848, were reconciled of non-cash activities of $61 in amortization and depreciation expense with an increase in accounts payble by $101,919 and a decrease in accounts receivable of $46,923 comprising most of the balance. During the year ended December 31, 2008, net losses of $205,597 were reconciled by non-cash activities of $748 in amortization and depreciation expense and $21,600 in compensatory stock expenses, with the balance largely from an increase in accounts payable and accrued liabilities.

During the years ended December 31, 2008 and 2009, the Company did not receive or use funds in its investing activities.

During the year ended December 31, 2009, the Company received no funds from financing activities, but during the year ended December 31, 2008, the Company received $119,000 from its financing activities. The Company received $122,500 from notes payables and made payments of $3,500 on notes payable during the year ended December 31, 2008

At December 31, 2009, the Company had $478,500 in outstanding notes payable to various individuals, unsecured, bearing interest at 6% - 9% per annum, due in full on term expiration, with all amounts at each date currently due. The Company has prepared documents for extending the notes for one year that are due, and has sent those documents to the note holders to secure that extension. No holder has indicated that they would not extend and the extensions have begun arriving back to the office. After the notes are extended and in place, the Company expects to extend and offer of conversion to those then current holders. We do not know what the response will be, but all of those with whom we have had discussions on the prospect of conversion have indicated a willingness to consider a conversion. The major concern of all note holders seems to be liquidity.

In April 2009, a vendor, J.H. Brech, LLC owed $200,534 agreed to convert the amount owed to it into long-term debt in the form of a Convertible Promissory Note. The Convertible Promissory note is unsecured, has an interest rate of 6% and a due date of April 10, 2011. The promissory notes provide the holders with the right to convert in part or all of the outstanding principal and/or interest into shares of the Company's common stock at a rate of $0.50 per share. At December 31, 2009, $200,534 was outstanding. During the year ended December 31 2009, interest of $8,736 had been accrued.

Need for Additional Financing

We do not have capital sufficient to meet our cash needs. We will have to seek loans or equity placements to cover such cash needs. As our operations expand, our need for additional financing is likely to increase substantially. No commitments to provide additional funds have been made by our management or other stockholders. Accordingly, there can be no assurance that any additional funds will be available to us to allow it to cover our expenses as they may be incurred. There is no guarantee that we will be able to obtain any additional financing.

Going Concern

The independent registered public accounting firm's report on the Company's financial statements as of December 31, 2009 and 2008 includes a "going concern" explanatory paragraph that describes substantial doubt about the Company's ability to continue as a going concern.

The Company is dependent on raising additional equity and/or, debt to fund any negotiated settlements with its outstanding creditors and meet its ongoing operating expenses. There is no assurance that the Company will be able to raise the necessary equity and/or debt that the Company will need to be able to negotiate acceptable settlements with its outstanding creditors or fund its ongoing operating expenses. The Company cannot make any assurances that the Company will be able to raise funds through such activities.

Critical Accounting Policies

The Company has identified the policies below as critical to its business operations and the understanding of the Company's results from operations. The impact and any associated risks related to these policies on the Company's business operations is discussed throughout Management's Discussion and Analysis of Financial Conditions and Results of Operations where such policies affect the Company's reported and expected financial results. For a detailed discussion on the application of these and other accounting policies, see Note 1 in the Notes to the Financial Statements for the years ended December 31, 2009 and 2008.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Net Loss Per Share

Net loss per share is based on the weighted average number of common shares outstanding during the period. This number has not been adjusted for outstanding options since the average would be anti-dilutive.

ITEM 3.  PROPERTIES
-------------------

Our principal mailing address is 501 Trophy Lake Drive, Suite 314, PMB 106, Trophy Club, TX 76262, and the telephone number is (817)491-8611 ; and the facsimile number is (817)491-4955.

Effective June 1, 2008, the Company does not currently pay monthly rent for the use of this mailing address or other offices. We will office out of the offices or homes of its executive officers until additional capital is raised. We do not own any real estate, trademarks or patents. Prior to June 1, 2008, JH Brech, a related party, charged the company $800 a month plus office related expenses. These expenses are included in accrued expenses payable to related parties.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.
-----------------------------------------------------------------------

The following table sets forth information with respect to the beneficial ownership of our Company's outstanding common stock by:

     o each person who is known by us to be the beneficial owner of five percent 5%) or more of our common stock;

     o Our chief executive officer, its other executive officers, and each director as identified in the "Management -- Executive Compensation" section; and

     o    all of the Company's directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock and options, warrants and convertible securities that are currently exercisable or convertible within 60 days of the date of this document into shares of our common stock are deemed to be outstanding and to be beneficially owned by the person holding the options, warrants or convertible securities for the purpose of computing the percentage ownership of the person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

The information below is based on the number of shares of International Paintball Association, Inc. common stock that we believe was beneficially owned by each person or entity as of December 31, 2009 based on 10,449,166 shares of common stock issued and outstanding and 10,861,640 shares of common stock issued and outstanding on a fully diluted basis.


                                                           Number of Shares of
                                                               Common Stock           Percent of Class
Name and Address of Beneficial Owner (1)                    Beneficially Owned       Beneficially Owned
-------------------------------------------------------- ------------------------- -----------------------
Brenda Webb, Chairman of the Board (2)                            300,000                    12.38%
-------------------------------------------------------- ------------------------- -----------------------
J. H. Brech, LLC (3)                                            1,000,000                     9.53%
-------------------------------------------------------- ------------------------- -----------------------
Jeff Compton, Director                                             25,000                     0.24%
-------------------------------------------------------- ------------------------- -----------------------
Redgie Green, Director                                             25,000                     0.24%
-------------------------------------------------------- ------------------------- -----------------------
Malcolm C. Davenport V, Director                                        0                     0%
-------------------------------------------------------- ------------------------- -----------------------
Officers & Directors (All four persons)                           350,000                    12.86%
-------------------------------------------------------- ------------------------- -----------------------

(1) Except as noted above the business address for all listed individuals or entities is International Paintball Association, Inc.,501 Trophy Lake Drive, Ste 314, PMB 106, Trophy Club, TX 76262.

(2) Brenda Webb is a member of JH Brech, LLC, which owns 1,000,000 shares of common stock and a convertible promissory note convertible into 412,474 shares of the Company's common stock at December 31, 2009. Brenda Webb personally owns 300,000 shares for a total of 1,718,540.

(3) J. H. Brech, LLC owns 1,000,000 shares of common stock and holds a convertible promissory note n the principal amount of $200,534. The convertible promissory note provides for conversion of principal and accrued interest at $0.50 per share. If such principal and accrued interest were converted at December 31, 2009, J.H. Brech would receive 418,540 shares of common stock.

Rule 13d-3 under the Securities Exchange Act of 1934 governs the determination of beneficial ownership of securities. That rule provides that a beneficial owner of a security includes any person who directly or indirectly has or shares voting power and/or investment power with respect to such security. Rule 13d-3 also provides that a beneficial owner of a security includes any person who has the right to acquire beneficial ownership of such security within sixty days, including through the exercise of any option, warrant or conversion of a security. Any securities not outstanding which are subject to such options, warrants or conversion privileges are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such person. Those securities are not deemed to be outstanding for the purpose of computing the percentage of the class owned by any other person. Included in this table are only those derivative securities with exercise prices that we believe have a reasonable likelihood of being "in the money" within the next sixty days.

ITEM 5.  DIRECTORS AND EXECUTIVE OFFICERS
-----------------------------------------

The following table sets forth information as to persons who currently serve as International Paintball directors or executive officers, including their ages as of December 31, 2009.

           Name                        Age                      Position
---------------------------- ------------------------- -------------------------

Brenda Webb                            63            Interim CEO, CFO & Director
Jeffrey Compton                        32            Director
Malcolm Davenport, V                   58            Director
Redgie Green                           57            Director

During the year ended December 31, 2009, International Paintball had the following changes in management:

     o    On January 8, 2009, Mr. Wesley F. Whiting resigned as a director.

     o    On March 18,  2009,  Ms. Joy  Gibbons  resigned as  CEO/President  and
          Director

     o On April 8, 2009, Mr. Jeffrey Huitt resigned as the Chief Financial Officer and Acting CEO of International Paintball. Mr. Jeffrey Compton, was appointed acting interim Chief Executive Officer.

     o    On April 13, 2009,  Mr.  David  Martinez  resigned as Chief  Operating
          Officer.

     o    On April 13,  2009,  Mr.  Malcolm  Davenport,  IV was  appointed  as a
          Director.

     o    On May 8, 2009, Mr. Jeffrey Huitt resigned as a Director.

     o On June 16, 2009, Mr. Jeffrey Compton resigned as the Chief Executive Officer.

     o On June 17, 2009, Ms. Brenda Webb was appointed the Chief Executive Officer & CFO of the Company.

Biographical Information

Ms. Brenda D. Webb, age 63, Chief Executive Officer and Chairman of the Board

Ms. Webb has served as a Board Member of International Paintball since 2004. On June 17, 2009, she was appointed the Chief Executive Officer of International Paintball. Ms. Webb was employed with the Trust Company of Georgia where she worked exclusively in the stock transfers department. She later spent nine years as the Executive Assistant to the President at Bridan Industries, Inc. followed by fourteen years in real estate sales and marketing. Ms. Webb is also and entrepreneur as the owner of Picture This, a retailer and manufacturer of custom picture framing products and services.

MR. REDGIE GREEN, age 57, Director

Mr. Green has served as a director of the Company, since March 2006. Mr. Green has been Secretary and Director of Sun River Energy, Inc. since 1998. In January 2009, he was appointed the President of Sun River Energy, Inc. He has been an investor in small capital and high-tech ventures since 1987. Mr.
Green was a director of Colorado Gold & Silver, Inc. in 2000. He was a director for Houston Operating Company in late 2004 until December 2004. He served as a director for Mountains West Exploration, Inc. in 2005-2006. He is a director of Concord Ventures, Inc. (formerly Cavion Technologies, Inc.) (2006) and was appointed as an officer and director of Captech Financial, Inc. in May 2006. He served as a director of Baymark Technologies, Inc. 2005 to July 2007. He was appointed as a director of Aspeon, Inc. since 2007 through December 2009. He has been appointed a director of Intreorg Systems, Inc.

MR. MALCOLM C. DAVENPORT V, CPA and JD, age 58, Director

Mr. Davenport previously served as a director of ITC Holding Company, Inc., a West Point, Georgia-based private technology investment company. Some of the companies which it founded and grew include Powertel, Inc., (acquired by Deutche Telkom for $5.89 billion + assumption of $1.2 billion debt), Mindspring, Inc. (merged with EarthLink {NASDAQ: ELNK}), E-Company Store, Inc., PreSolutions, Inc., ASYNC, Inc., and Knology, Inc. {symbol NASDAQ: KNOL}. He also served as a director for ITC DeltaCom, Inc. {OTC BB: ITCD}, a Competitive Local Exchange Carrier (CLEC) company that is regionally significant in both the fiber and direct long distance sale business in the southeast United States. Mr. Davenport is licensed and active as an Attorney in the State of Georgia, and holds an inactive license in Alabama as both an Attorney and as a Certified Public Accountant

Mr. Jeff Compton, age 33, Director

Mr. Compton has experience in the management and banking sectors. He has more recently focused his efforts in the electronic commerce and credit card processing industry and currently is the managing partner of Stonestreet
Management. Before co-founding Stonestreet Management, He held executive management positions in the private sector. He was Sr. V. P., Director of
Strategic Partnerships within the ISO Network for Paymentech Merchant Services/Visa MasterCard. He was also responsible for National Sales, Agent Recruiting, Association Services, Agent Bank / Partnership Development for a top Processor in the NPC ISO Network. After co-founding Stonestreet Management in early 2004, Stonestreet began to grow its corporate real estate holdings and property management division. In 2006 after acquiring a modest portfolio of merchant processing clients, the partners began a program to attract new sales and clients. Mr. Compton attended Indiana University - Bloomington, University of Southern Indiana - Evansville, and holds several professional licenses in Indiana. From April 18, 2009 through June 16, 2009, Mr. Compton served as the Chief Executive Officer of International Paintball.

Terms of Officers & Directors

Our directors hold office until the next special meeting of the shareholders and until their successors have been duly elected and qualified. Our officers are elected at the special meeting of the Board of Directors and hold office until their successors are chosen and qualified or until their death, resignation, or removal.

Annual Meeting

Our annual meeting of our stockholders is expected to be held at a future date. This will be an annual meeting of stockholders for the election of directors. The annual meeting will be held at our principal office or at such other place as permitted by the laws of the State of Colorado and on such date as may be fixed from time to time by resolution of our board of directors.

Committees of the Board of Directors

Our Company is managed under the direction of its board of directors. Our board of directors plans to establish an audit committee as soon as practicable.

Executive Committee

Members of our Executive Committee are as follows:

Audit Committee

We currently do not have an audit committee. When formed, the audit committee will be comprised solely of directors who are independent and financially literate, as required by the Securities Exchange Act of 1934, as amended,. At least one member of the committee will have accounting or related financial management expertise.

Conflicts of Interest

Our officers and directors will not devote more than a portion of their time to our affairs. There will be occasions when the time requirements of our business conflict with the demands of their other business and investment activities. Such conflicts may require that we attempt to employ additional personnel. There is no assurance that the services of such persons will be available or that they can be obtained upon terms favorable to the Company.

Conflicts of Interest - General.

Certain of our officers and directors may be directors, officers and/or principal shareholders of other companies and, therefore, could face conflicts of interest with respect to potential acquisitions. In addition, our officers and directors may in the future participate in business ventures, which could be deemed to compete directly with us. Additional conflicts of interest and non-arms length transactions may also arise in the future in the event our officers or directors are involved in the management of any firm with which we transact business. Our Board of Directors has adopted a policy that we will not seek a merger with, or acquisition of, any entity in which management serve as officers or directors, or in which they or their family members own or hold a controlling ownership interest. Although the Board of Directors could elect to change this policy, the Board of Directors has no present intention to do so.

ITEM 6.  EXECUTIVE COMPENSATION
-------------------------------

The following table sets forth the officer compensation received during the last three fiscal years, including salary, bonus and certain other compensation to our Chief Executive Officer and named executive officers for the past three fiscal years. In April 2009, Ms. Brenda Webb became the acting CEO/CFO of the Company. She has not received any compensation for her services.




                      SUMMARY EXECUTIVES COMPENSATION TABLE

                                                                    Non-equity   Non-qualified
                                                                    incentive       deferred
                                                 Stock    Option       plan       compensation     All other
                               Salary    Bonus   awards   awards   compensation     earnings     compensation    Total
Name & Position     Year         ($)      ($)      ($)    ($)          ($)            ($)             ($)         ($)
------------------- ---------- -------- -------- -------- -------- ------------- --------------- -------------- --------
Brenda D. Webb,
CEO, President,     2009          0        0        0        0          0              0               0           0
CFO (1)             2008          0        0       $0        0          0              0            $2,000      $2,000

Joy Gibbons,        2009          0        0        0        0          0              0               0           0
Chief Executive     2008          0        0       $1,250    0          0              0               0        $1,250
Officer (2)         2007          0        0       $0        0          0              0               0           0

Jeff Huitt, CFO     2009          0        0        0        0          0              0               0           0
and Director and    2008          0        0       $1,000    0          0              0               0        $1,000
Acting              2007          0        0       $0        0          0              0               0           0
CEO/President (3)

David Martinez,     2009          0        0        0        0          0              0               0           0
Chief Operating     2008          0        0       $3,000    0          0              0               0        $3,000
Officer(4)          2007          0        0       $0        0          0              0               0           0


     (1) On June 17, 2009, Ms. Brenda Webb was appointed the Chief Executive Officer & CFO of the Company. During the year ended December 31, 2008, Ms. Webb received 200,000 shares of restricted common stock at $0.01 per share for $2,000 for her services as a director of the Company.

     (2) Ms. Gibbons received 125,000 restricted shares of common stock at $0.01 per Share for services as CEO/President, during the year ended December 31, 2008. Ms. Gibbons provided her services through her consulting company J H Gibbons, LLC. The rate for these services was $ 50 per hour. Ms. Gibbons resigned as the Chief Executive Officer and a director of the Company on March 18, 2009.

     (3) Mr. Huitt received 300,000 restricted shares of common stock at $0.01 per Share for his services as CEO, during the year ended December 31, 2008. Mr. Huitt provided his services through Huitt Consulting which is the consulting company under which CFO services are provided by Jeff Huitt. The rate for these services was $50 per hour. Mr. Huitt resigned as an officer of the Company on April 8, 2009.

     (4) Mr. Martinez received 100,000 restricted shares of common stock at $0.01 per share, during the year ended December 31, 2008. On April 13, 2009, Mr. David Martinez resigned as Chief Operating Officer

         Ms. Webb does not have an employment agreement with the Company.

Director Compensation

We have agreed to pay $500 for Directors fees for meeting attendance, however, the payment of those fees are waived when the cash financial situation of the Company does not have funds to pay. Stock maybe issued in lieu of cash payments from time to time. An Audit Committee has yet to be established therefore no compensation has been paid for this function.

                              Director Compensation

The following table sets forth certain information concerning compensation paid to our directors for services as directors, but not including compensation for services as officers reported in the "Summary Executives Compensation Table" during the year ended December 31, 2009:


                                                      Non-equity
                 Fees                                  incentive     Nonqualified
                 earned        Stock       Option        plan          deferred
     Name        or paid    awards ($)   awards ($)   compensation  compensation      All other
                  in cash                                 ($)          earnings      compensation   Total
                    ($)                                                  ($)              ($)         ($)
---------------- ---------- ------------ ------------ ------------ ----------------- -------------- ---------
Redgie  T.         $ -0-       $-0-          -0-         $ -0-           $-0-            $ -0-       $ -0-
Green

Jeff Compton       $ -0-       $-0-          -0-         $ -0-           $-0-            $ -0-        $-0-

Brenda D. Webb     $ -0-       $-0-          -0-         $ -0-           $-0-            $ -0-        $-0-

Malcolm C.         $ -0-       $-0-          -0-         $ -0-           $-0-            $ -0-        $-0-
Davenport

Joy Gibbons (1)    $ -0-       $-0-          -0-         $ -0-           $-0-            $ -0-        $-0-

David Martinez     $ -0-       $-0-          -0-         $ -0-           $-0-            $ -0-        $-0-
(2)

Jeffrey Huitt      $ -0-       $-0-          -0-         $ -0-           $-0-            $ -0-        $-0-
(3)

Wesley Whiting     $ -0-       $-0-          -0-         $ -0-           $-0-            $ -0-        $-0-
(4)


     (1) Ms. Gibbons resigned as the Chief Executive Officer and a director of the Company on March 18, 2009.

     (2) Mr. Martinez resigned as an officer and director of the Company on April 13, 2009.

     (3) Mr. Huitt resigned as a director of the Company on May 8, 2009.

     (4) Mr. Whiting resigned as a director in January 2009.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
------------------------------------------------------

No current officer or director of our Company has or proposes to have any direct or indirect material interest in any asset proposed to be acquired by us through security holdings, contracts, options, or otherwise. There are no agreements with the board of directors regarding potential business opportunities that may become available with companies that may be affiliated with any member of the board.

Prior to June 1, 2008, a related party , of which Ms. Webb, and officer and director of the Company, is a member (JH Brech LLC) charged the Company $800 per month plus direct expenses for office space. The Company terminated this agreement on June 1, 2008 to reduce the expenses associated with office space.

As of December 31, 2009, the Company owed approximately $40,833 in accounts payable to a related party, JH Brech LLC for consulting services J.H. Brech consulting services included such activities as corporate development and financial advisement.

Ms. Webb, an officer and director of the Company, is owed $5,833 at December 31, 2008 for services. In addition, Ms. Webb is a member of J.H. Brech, LLC, which holds a convertible promissory note as discussed below.

In April 2009, the Company agreed to convert outstanding amounts owed to J.H. Brech into a Convertible Promissory Note. The Convertible Promissory Note has a principal balance of $200,534. The Convertible Promissory Note bears interest at 6% pre annum and is due in April 2011. The Convertible Promissory Note converts into shares of the Company's common stock at a rate of $0.50 per share. At December 31, 2009, $200,534 was outstanding under the note with accrued interest of $8,736.

ITEM 8.  LEGAL PROCEEDINGS
--------------------------

International Paintball Association anticipates that it will from time to time become subject to claims and legal proceedings arising in the ordinary course of business. It is not feasible to predict the outcome of any such proceedings and International Paintball Association cannot assure you that their ultimate disposition will not have a material adverse effect on International Paintball Association business, financial condition, cash flows or results of operations.

ITEM 9. MARKET PRICE OF AND  DIVIDENDS  ON THE  REGISTRANT'S  COMMON  EQUITY AND
--------------------------------------------------------------------------------
RELATED STOCKHOLDER MATTERS
---------------------------

Market Information

There is no current public trading market for the common stock and there is no assurance that one will develop in the near future, if ever. We intend to seek application to be listed on the over-the-counter bulletin board trading facility ("OTCBB") shortly after with filing this Form 10 Registration Statement. We cannot assure that its shares will be approved for trading or will trade at any value.

Holders

There are approximately 90 holders of record of our common stock as of December 31, 2009.

Dividend Policy

Holders of International Paintball Association common stock are not entitled to receive dividends. International Paintball Association has not declared or paid any dividends on International Paintball Association common shares and it does not plan on declaring any dividends in the near future. International Paintball Association currently intends to use all available funds to finance the operation and expansion of its business.

Shares Eligible for Future Sale

International Paintball Association currently has 10,449,166 shares of common stock outstanding at December 31, 2009. A current shareholder who is an "affiliate" of International Paintball Association, defined in Rule 144 as a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with International Paintball Association will be required to comply with the resale limitations of Rule 144. As of date hereof a total of 8,313,516 shares have been held for 1 year or more and are eligible for resale under Rule 144. Sales by affiliates will be subject to the volume and other limitations of Rule 144, including certain restrictions regarding the manner of sale, notice requirements, and the availability of current public information about International Paintball Association. The volume limitations generally permit an affiliate to sell, within any three month period, a number of shares that does not exceed the greater of one percent of the outstanding shares of common stock or the average weekly trading volume during the four calendar weeks preceding his sale. A person who ceases to be an affiliate at least three months before the sale of restricted securities beneficially owned for at least six months may sell the restricted securities under Rule 144 without regard to any of the Rule 144 limitations.

The Company is filing this Form 10 in order to pursue additional funding opportunities in the public markets. We intend to apply to have our common stock approved for sale in the over the counter - bulletin board market subject to approval which the Company is pursuing immediately after this filing.

ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES
-------------------------------------------------

The following information reflects all of the sales of our securities within the past three years.



Name                                                         Date            No of Shs         Price/Share
------------------------------------------------------- ---------------- ------------------ -------------------
(All purchased below were cash)
------------------------------------------------------- ---------------- ------------------ -------------------
B. Farmer                                                      11/1/05            2,000                  0.01
------------------------------------------------------- ---------------- ------------------ -------------------
R. Holt                                                        11/1/05            2,000                  0.01
------------------------------------------------------- ---------------- ------------------ -------------------
J. Webb                                                        11/1/05           20,000                  0.01
------------------------------------------------------- ---------------- ------------------ -------------------
R. Schrunk                                                     7/26/06          100,000                  0.01
------------------------------------------------------- ---------------- ------------------ -------------------
D. Dugas                                                       11/3/05           75,000                  0.01
------------------------------------------------------- ---------------- ------------------ -------------------
J. Gyselinck                                                   11/1/05           20,000                  0.01
------------------------------------------------------- ---------------- ------------------ -------------------





J. Hill                                                        2/4/05             8,000                  0.01
------------------------------------------------------- ---------------- ------------------ -------------------
J.H Brech LLC                                                  11/3/05          160,000                  0.01
------------------------------------------------------- ---------------- ------------------ -------------------
D. Myers                                                       11/3/05           75,000                  0.01
------------------------------------------------------- ---------------- ------------------ -------------------
C. Webb                                                        11/4/05           25,000                  0.01
------------------------------------------------------- ---------------- ------------------ -------------------
D. Wood                                                        11/3/05           28,000                  0.01
------------------------------------------------------- ---------------- ------------------ -------------------
A. Deignan                                                     11/3/05           25,000                  0.01
------------------------------------------------------- ---------------- ------------------ -------------------
C. McMillan                                                    11/3/05           25,000                  0.01
------------------------------------------------------- ---------------- ------------------ -------------------
J. Stewart                                                     11/3/05           25,000                  0.01
------------------------------------------------------- ---------------- ------------------ -------------------
D. Dugas                                                       11/4/05           25,000                  0.01
------------------------------------------------------- ---------------- ------------------ -------------------
D. Myers                                                       11/4/05           25,000                  0.01
------------------------------------------------------- ---------------- ------------------ -------------------
R. Schrunk                                                     11/3/05          100,000                  0.01
------------------------------------------------------- ---------------- ------------------ -------------------
C. Webb                                                        11/3/05           75,000                  0.01
------------------------------------------------------- ---------------- ------------------ -------------------
A. Savant                                                      11/3/05           80,000                  0.01
------------------------------------------------------- ---------------- ------------------ -------------------
The Vice Law Firm, PLLC                                        11/4/05          750,000                  0.01
------------------------------------------------------- ---------------- ------------------ -------------------
J.H Brech LLC                                                  11/4/05          840,000                  0.01
------------------------------------------------------- ---------------- ------------------ -------------------
B. Stern                                                      12/16/05           10,000                  0.01
------------------------------------------------------- ---------------- ------------------ -------------------
C. Childers                                                   11/16/05           30,000                  0.01
------------------------------------------------------- ---------------- ------------------ -------------------
D. Miller                                                      12/6/06           10,000                  0.01
------------------------------------------------------- ---------------- ------------------ -------------------
D. Newberry                                                   11/16/05           10,000                  0.01
------------------------------------------------------- ---------------- ------------------ -------------------
S. Fitzgerald                                                  6/27/06           10,000                  0.01
------------------------------------------------------- ---------------- ------------------ -------------------
J. Webb                                                       11/29/05           20,000                  0.01
------------------------------------------------------- ---------------- ------------------ -------------------
PAMF Investment Club                                          11/29/05           20,000                  0.01
------------------------------------------------------- ---------------- ------------------ -------------------
G. Fry Jr.                                                    12/15/05          100,000                  0.01
------------------------------------------------------- ---------------- ------------------ -------------------
G. Fry Jr.                                                      1/6/06           60,000                  0.01
------------------------------------------------------- ---------------- ------------------ -------------------
G. Fry Jr.                                                     1/19/06          100,000                  0.01
------------------------------------------------------- ---------------- ------------------ -------------------
G. Fry Jr.                                                      2/2/06          100,000                  0.01
------------------------------------------------------- ---------------- ------------------ -------------------
G. Fry Jr.                                                     2/28/06          100,000                  0.01
------------------------------------------------------- ---------------- ------------------ -------------------
T. Dameron                                                     3/24/06           50,000                  0.01
------------------------------------------------------- ---------------- ------------------ -------------------
M. Cawthon                                                     3/24/06           50,000                  0.01
------------------------------------------------------- ---------------- ------------------ -------------------
Running of the Bulls, Inc.                                     3/24/06          250,000                  0.01
------------------------------------------------------  ---------------  ------------------ -------------------
R. Fodor                                                       4/19/06          260,000                  0.01
------------------------------------------------------  ---------------  -----------------  -------------------
B. Baughman                                                     6/5/06          100,000                  0.01
---------------------------------------------------------------------------------------------------------------





D. Newberry                                                           12/26/06            2,500                       0.01
------------------------------------------------------------------------------------------------------ ------------------
S. Fitzgerald                                                          1/22/07            2,500                       0.01
------------------------------------------------------------------- ---------------- ----------------- ------------------
J. Webb                                                               11/30/07            5,000                       0.01
------------------------------------------------------------------- ---------------- ----------------- ------------------
B. Stern                                                               1/22/07            2,500                       0.01
------------------------------------------------------------------- ---------------- ----------------- -------------------
A. Savant                                                               6/9/06            50,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- -------------------
R. Schrunk                                                              6/9/06            50,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
A. Savant                                                               9/11/06          100,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
R. Schrunk                                                              9/11/06          200,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
N. Pence                                                               12/26/06           25,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
M. Cawthon                                                              9/28/06           25,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
T. Dameron                                                              9/28/06           25,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
A. Savant                                                              12/26/06           25,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
R. Schrunk                                                             12/26/06           25,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
B. Baughman                                                            12/26/06           25,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
V. D'Antonio                                                           12/28/06          100,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
T. Beck                                                                12/28/06           10,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
C. Childers                                                            12/28/06           20,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
R. Fodor                                                               12/26/06          100,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
C. Hendrix                                                             12/28/06           5,000                       0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
D. Miller                                                              12/28/06           5,000                       0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
D. Newberry                                                            12/28/06           10,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
T. Minyard                                                             12/28/06          300,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
J. Simpson                                                              1/8/07           100,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
S. Fitzgerald                                                          12/28/06           10,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
S. Greer                                                                1/8/07            10,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
T. Hendrix                                                             12/28/06           10,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
A. Hendrix                                                             12/28/06           10,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
.. JDT Inv. Group Inc.                                                  12/28/06           25,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
T. Webster                                                             12/28/06           20,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
J. Keenan                                                              12/28/06           5,000                       0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
R. Papa                                                                12/28/06           20,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
Running of the Bulls, Inc.                                              1/12/07          100,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
M. Cawthon                                                             12/26/06           12,500                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
T. Dameron                                                             12/26/06           12,500                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------





R. Schrunk                                                             12/26/06           25,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
K. Tindle                                                               1/8/07            50,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
R. Haas                                                                 1/8/07            50,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
M. Margolis                                                             1/12/07           50,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
C. Childers                                                             1/8/07            7,500                       0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
D. Miller                                                               1/8/07            2,500                       0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
PAMF Investment Club                                                    1/8/07            5,000                       0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
D. Parra                                                                1/12/07           10,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
E. Parra                                                                1/12/07           30,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
A. Savant                                                               1/8/07            25,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
K. Bleicken                                                             1/12/07           15,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
T. Napolitano                                                           1/8/07            50,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
W. Bader                                                                1/22/07           25,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
S. Kozachenko                                                           1/22/07           20,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
J. Vandeman                                                             1/22/07           10,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
R. Vandeman                                                             1/22/07           5,000                       0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
C. Callahan                                                             1/22/07           20,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
R. Phifer                                                               1/25/07          150,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
D. Bennett                                                              2/5/07            10,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
T. Burns                                                                1/25/07           50,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
A. Grifka                                                               1/25/07           30,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
J. Harrison                                                             2/5/07            10,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
M. Margolis                                                             2/14/07           50,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
D. Daragan                                                              2/14/07           50,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
K. Tindle                                                               2/14/07           50,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
K. Degarmo                                                              2/23/07           50,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
W. Bader                                                                3/13/07           50,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
J. Colina                                                               2/20/07           50,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
M. Huddleston                                                           2/20/07           50,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
E. Shuey                                                                2/20/07          190,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
R. Uttamchandani                                                        2/23/07           10,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
E. Parra                                                                2/23/07           10,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
L. Cheshire/Johnson                                                     3/13/07           50,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------





R. Lewis                                                                3/13/07           50,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
G & E Group, Inc                                                        3/13/07           50,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
N. Greggains                                                            4/3/07            40,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
M. Altman                                                               4/3/07            10,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
D. Daragan                                                              4/4/07            50,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------
A. Garnett                                                              4/4/07           100,000                      0.01
------------------------------------------------------------------- ---------------- ----------------- --------------------


              Sales and issuances by Company of the unregistered securities listed above were made by the Company in reliance upon Rule 506 of Regulation D to the individuals listed above. All of the individuals and/or entities listed above that purchased the unregistered securities were all known to the Company and its management, through pre-existing business relationships, as long standing business associates, friends, and employees. All purchasers were provided access to all material information, which they requested, and all information necessary to verify such information and were afforded access to management of the Company in connection with their purchases. All purchasers of the unregistered securities acquired such securities for investment and not with a view toward distribution, acknowledging such intent to the Company. All certificates or agreements representing such securities that were issued contained restrictive legends, prohibiting further transfer of the certificates or agreements representing such securities, without such securities either being first registered or otherwise exempt from registration in any further resale or disposition. Each purchaser made written representation under Rule 506 of Regulation D, including net worth and sophistication. The Company required written representation that each purchaser who was not an accredited investor, either alone or with his purchaser representative, had such knowledge and experience in financial and business matters that he was capable of evaluating the merits and risks of the prospective investment, and the issuer reasonably believed (based on written representations) immediately prior to making any sale that the purchaser came within this description.





                                                              Consideration           Date of issue   Shares        Price
                                                                  Type                                             per share
---------------------------------------------------------- ------------------------- --------------- -------------- -----
K. Szczech                                                         Services             4/12/07         20,000      0.01
---------------------------------------------------------- ------------------------- --------------- -------------- -----
R. Schrunk                                                         Services              4/4/07         25,000      0.01
---------------------------------------------------------- ------------------------- --------------- -------------- -----
B. Webb                                                            Services              4/4/07         100,000     0.01
---------------------------------------------------------- ------------------------- --------------- -------------- -----
Business Financial Systems, Inc.                                   Services             4/10/07         100,000     0.01
---------------------------------------------------------- ------------------------- --------------- -------------- -----
Cooper Business Solutions, Inc.                                    Services             4/23/07         50,000      0.01
---------------------------------------------------------- ------------------------- --------------- -------------- -----
K. Szczech                                                         Services              5/3/07         40,000      0.01
---------------------------------------------------------- ------------------------- --------------- -------------- -----
JKJB LLC                                                           Services             9/24/07         100,000     0.01
---------------------------------------------------------- ------------------------- --------------- -------------- -----
M. Goldman                                                         Services             10/18/07        50,000      0.01
---------------------------------------------------------- ------------------------- --------------- -------------- -----
D. D'Alessandro                                                    Services             11/9/07         100,000     0.01
---------------------------------------------------------- ------------------------- --------------- -------------- -----
R. Peppe                                                           Services             12/13/07        180,000     0.01
---------------------------------------------------------- ------------------------- --------------- -------------- -----
T. Dameron                                                         Services             12/13/07        10,000      0.01
---------------------------------------------------------- ------------------------- --------------- -------------- -----
M. Armstrong                                                       Services             2/25/08         150,000     0.01
---------------------------------------------------------- ------------------------- --------------- -------------- -----
J. Compton                                                         Services             2/15/08         25,000      0.01
---------------------------------------------------------- ------------------------- --------------- -------------- -----
J. Gibbons                                                         Services             2/15/08         125,000     0.01
---------------------------------------------------------- ------------------------- --------------- -------------- -----
R. Green                                                           Services             2/15/08         25,000      0.01
---------------------------------------------------------- ------------------------- --------------- -------------- -----
Huitt Consulting LLC                                               Services              2/1/08         300,000     0.01
---------------------------------------------------------- ------------------------- --------------- -------------- -----
D. Martinez                                                          Cash               2/15/08         100,000     0.01
---------------------------------------------------------- ------------------------- --------------- -------------- -----
Orion Consulting LLC                                                 Cash               2/15/08         50,000      0.01
---------------------------------------------------------- ------------------------- --------------- -------------- -----
B. Webb                                                            Services             2/15/08         100,000     0.01
---------------------------------------------------------- ------------------------- --------------- -------------- -----
W. Whiting                                                         Services             2/15/08         25,000      0.01
---------------------------------------------------------- ------------------------- --------------- -------------- -----
Orion Consulting LLC                                                 Cash               3/17/08         50,000      0.01
---------------------------------------------------------- ------------------------- --------------- -------------- -----
Orion Consulting LLC                                                 Cash                4/2/08         15,000      0.01
---------------------------------------------------------- ------------------------- --------------- -------------- -----
Orion Consulting LLC                                                 Cash               4/15/08         30,000      0.01
---------------------------------------------------------- ------------------------- --------------- -------------- -----
G. Fry                                                             Services             4/22/08         150,000     0.01
---------------------------------------------------------- ------------------------- --------------- -------------- -----
D. Bennett                                                           Cash               5/28/08         10,000      0.01
---------------------------------------------------------- ------------------------- --------------- -------------- -----
Orion Consulting LLC                                               Services             5/20/08         15,000      0.01
---------------------------------------------------------- ------------------------- --------------- -------------- -----
R. Fodor                                                           Services             5/22/08         400,000     0.01
---------------------------------------------------------- ------------------------- --------------- -------------- -----
Steve Henson                                                Consideration for loan     11/20/08         200,000     0.01
---------------------------------------------------------- ------------------------- --------------- -------------- -----
Michael A. Littman                                                 Services             8/27/08         150,000     0.01
---------------------------------------------------------- ------------------------- --------------- -------------- -----

              All of the sales by Company of the unregistered securities listed immediately above were made by the Company in reliance upon
              Section 4(2) of the Act. All of the individuals and/or entities listed above that purchased the unregistered securities were all known to the Company and its management, through pre-existing business relationships, as long standing business associates, friends, and employees. All purchasers were provided access to all material information, which they requested, and all information necessary to verify such information and were afforded access to management of the Company in connection with their purchases. All purchasers of the unregistered securities acquired such securities for investment and not with a view toward distribution, acknowledging such intent to the Company. All certificates or agreements representing such securities that were issued contained restrictive legends, prohibiting further transfer of the certificates or agreements representing such securities, without such securities either being first registered or otherwise exempt from registration in any further resale or disposition.

ITEM 11.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED
-----------------------------------------------------------------

Authorized Capital Stock

Common Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, no par value per share. As of December 31, 2009, 10,449,166 shares of our common stock were issued and outstanding.

The holders of our common stock have no preemptive rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

In April 2009, the Company issued a Convertible Promissory Note to a related party, J.H. Brech for $200,534. Such note is convertible (principal and/or accrued interest) into shares of the Company's common stock at $0.50 per share. The Note has a due date of April 2011.

Preferred Stock

Our Articles of Incorporation authorize International Paintball Association to issue ten million (10,000,000) Shares of Preferred Stock. As of December 31, 2009, we had no shares of Preferred Stock issued and outstanding. The Board of Directors of the Company is authorized to issue the preferred stock from time to time in classes and series and is further authorized to establish such classes and series, to fix and determine the variations in the relative rights and preferences as between series, to fix voting rights, if any, for each class or series, and to allow for the conversion of preferred stock into common stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, of Golden, Colorado.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS
--------------------------------------------------

Under our Articles of Incorporation and By-Laws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. No officer or director may be may be indemnified, however, where the officer or director acted committed intentional misconduct, fraud, or an intentional violation of the law.

We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, our must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Colorado.

Regarding the indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to officers and directors under Colorado law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by our officer(s), director(s), or controlling person(s) in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
----------------------------------------------------

The audited financial statements of International Paintball Association, Inc. for the years ended December 31, 2009 and 2008 appear as pages F-1 through F-17.

ITEM 14.  CHANGES  IN AND  DISAGREEMENTS  WITH  ACCOUNTANTS  ON  ACCOUNTING  AND
--------------------------------------------------------------------------------
FINANCIAL DISCLOSURE
--------------------

Not applicable.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS
------------------------------------------


(a)                Audited financial statements for December 31, 2009 and 2008

(b)                Exhibit No.                                       Description
                   -----------                                       -----------
                  3.1             Articles of Incorporation  *

                  3.2             Bylaws  *

                  10.1 Convertible Promisory Note, by and between the Registrant and J.H. Brech, LLC**

                  32.1            Consent of Independent Public Accountant**

* Previously filed on Form 10-12G on October 16, 2008


** Filed Herewith.

                    INTERNATIONAL PAINTBALL ASSOCIATION, INC.
                         (formerly 4-G PAINTBALL, INC.)
                          (A Development Stage Company)
                              Financial Statements



                                TABLE OF CONTENTS



                                                                         Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM                  1


FINANCIAL STATEMENTS

                  Balance sheets                                         2
                  Statements of operations                               3
                  Statements of cash flows                               4
                  Statements of stockholders' equity                     5
                  Notes to financial statements                          7

                            RONALD R. CHADWICK, P.C.
                           Certified Public Accountant
                        2851 South Parker Road, Suite 720
                             Aurora, Colorado 80014
                             Telephone (303)306-1967
                                Fax (303)306-1944



             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


Board of Directors
International Paintball Association, Inc.
Trophy Club, Texas

I have audited the accompanying balance sheets of International Paintball Association, Inc. (a development stage company) as of December 31, 2009 and 2008 and the related statements of operations, stockholders' equity and cash flows for the years then ended and for the period from May 24, 2004 (inception of the development stage) through December 31, 2009. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of International Paintball Association, Inc. as of December 31, 2009 and 2008, and the results of its operations and its cash flows for the years then ended and for the period from May 24, 2004 (inception of the development stage) through December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements the Company has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Aurora, Colorado
R. Chadwick, P.C.
April 30, 2010
RONALD R. CHADWICK, P.C.

/s/Ronald R. Chadwick, P.C.




                    INTERNATIONAL PAINTBALL ASSOCIATION, INC.
                          (A Development Stage Company)
                                 Balance Sheets





                                                                                           December 31,
                                                                                         ---------------------------------
                                                                                              2009             2008
                                                                                         ---------------  ----------------
                                                                                           (Audited)         (Audited)
ASSETS:

Current Assets:
        Cash                                                                                       $ 38               $ -
                                                                                         ---------------  ----------------
               Total Current Assets                                                                  38                 -

        Furniture & Fixtures (Net)                                                                    -                61
                                                                                         ---------------  ----------------
               Total Fixed Assets                                                                     -                61


                                                                                         ---------------  ----------------
TOTAL ASSETS                                                                                       $ 38              $ 61
                                                                                         ===============  ================

LIABILITIES & STOCKHOLDERS' DEFICIT

Current Liabilities
        Bank over draft                                                                             $ -              $ 17
        Accounts Payable                                                                        176,834           148,934
        Accounts Payable, related parties                                                        40,833           167,348
        Accrued liabilities                                                                      95,743            48,820
        Notes payable                                                                           478,500
        Note payable, convertible                                                               200,534           478,500
                                                                                         ---------------  ----------------
               Total Current Liabilities                                                        992,444           843,619

                                                                                         ---------------  ----------------
               Total liabilities                                                                992,444           843,619
                                                                                         ---------------  ----------------
                                                                                         ---------------  ----------------

Stockholders' Deficit
Common Stock, no par value; 100,000,000 shares authorized
        10,449,166 issued and outstanding at December 31, 2009 and 2008, respectively           930,358           930,358
Preferred Class A stock, no par value 240,000 shares authorized
        No shares issued and outstanding at December 31, 2009 and 2008, respectively                  -                 -
Preferred Class B stock, no par value 1,600,000 shares authorized
        No shares issued and outstanding at December 31, 2009 and 2008, respectively                  -                 -
Additional Paid-in Capital                                                                      124,371           124,371
Treasury Stock                                                                                      (40)              (40)

Deficit accumulated during the development stage                                             (2,047,095)       (1,898,247)
                                                                                         ---------------  ----------------

               Total Stockholders' Deficit                                                     (992,406)         (843,558)
                                                                                         ---------------  ----------------
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT                                                        $ 38              $ 61
                                                                                         ===============  ================

The accompanying notes are an integral part of these financial statements.

                                      2





                    INTERNATIONAL PAINTBALL ASSOCIATION, INC.
                          (A Development Stage Company)
                            Statements of Operations
                                    (Audited)


                                                                                           24-May-04
                                                           For the Year Ended           (Inception) to
                                                              December 31,                December 31,
                                                          2009             2008              2009
                                                    -----------------  --------------  ------------------

Revenue                                                          $ -             $ -        $ 63,723
Cost of Goods Sold                                                 -               -             36,479
                                                    -----------------  --------------  ------------------
         Gross Profit                                              -               -              27,244


         Amortization and Depreciation                            61             748               8,364
         Write offs                                                -               -             109,415
         General and administrative                          101,786         158,857           1,803,737
                                                    -----------------  --------------  ------------------
                 Total Expenses                              101,847         159,605           1,921,516
                                                    -----------------  --------------  ------------------
Net Operating Loss                                          (101,847)       (159,605)         (1,894,272)
                                                    -----------------  --------------  ------------------
Other Income (Expense)
   Miscellaneous Income                                            -               -               4,052
   Gain on debt settlement                                         -               -              15,100
   Interest                                                  (47,001)        (45,992)           (171,975)
                                                    -----------------  --------------  ------------------
Total Other Income (Expense)                                 (47,001)        (45,992)           (152,823)
                                                    -----------------  --------------  ------------------
Net Loss                                                  $ (148,848)      $(205,597)        $(2,047,095)
                                                    =================  ==============  ==================
Net Income/Loss per common share
   equivalent                                             $    (0.01)        $ (0.02)
                                                    =================  ==============
Weighted average number of common
   shares equivalent outstanding                          10,449,166       9,228,583
                                                    =================  ==============
* Less than ($0.01) per share.

     The accompanying notes are an integral part of these financial statements.

                                      3



                    INTERNATIONAL PAINTBALL ASSOCIATION, INC.
                          (A Development Stage Company)
                             STATEMENTS OF CASH FLOWS
                                    (Audited)


                                                                                                            May 24, 2004
                                                                            For the Year Ended             (Inception) to
                                                                               December 31,                  December 31,
                                                                          2009               2008               2009
                                                                    -----------------  -----------------  -----------------
Cash Flows from Operating Activities
Net Profit (Loss)                                                         $ (148,848)        $ (205,597)      $ (2,047,095)
         Depreciation                                                             61                748              8,364
         Compensatory stock issuances                                              -             21,600            591,525
         Option expense                                                            -                                47,992
         Write offs                                                                -                               109,415
Adjustments to reconcile net loss to net cash used
         by operating activities
Changes in operating assets and liabilities
         Bank overdraft                                                          (17)                17                $ -
         Increase in Accounts Payable and accrued liabilities                101,919             64,026            629,318
         (Increase) / Decrease receivables and accruals                       46,923                  -             46,923
                                                                    -----------------  -----------------  -----------------
Net Cash Flows Used by Operating Activities                                       38           (119,206)          (613,558)
                                                                    -----------------  -----------------  -----------------
Cash Flows from Investing Activities
         Acquisition of Fixed Assets                                               -                  -             (8,364)
         Notes receivable                                                          -                  -             12,000
                                                                    -----------------  -----------------  -----------------
Net Cash Flows Provided (Used) by Investing Activities                             -                  -              3,636
                                                                    -----------------  -----------------  -----------------
Cash Flows from Financing Activities
         Funds received from note payables                                         -            122,500            561,450
         Payments of note payables                                                 -             (3,500)           (51,950)
         Sales of common stock                                                     -                  -            100,500
         Repurchase of treasury stock                                              -                  -                (40)
                                                                    -----------------  -----------------  -----------------
Net Cash Flows Provided by Financing Activities                                    -            119,000            609,960
                                                                    -----------------  -----------------  -----------------
Net Increase (Decrease) in Cash                                                   38               (206)                38
                                                                    -----------------  -----------------  -----------------
Cash at Beginning of Period                                                        -                206                  -
                                                                    -----------------  -----------------  -----------------
Cash at End of Period                                                           $ 38                $ -               $ 38
                                                                    =================  =================  =================
Supplemental Disclosure of Cash Flow Information
         Cash paid for interest                                                  $ -            $ 1,738           $ 15,129
                                                                    =================  =================  =================
         Cash paid for taxes                                                     $ -                $ -                $ -
                                                                    =================  =================  =================
Supplemental Disclosure of Non-Cash Investing and Financing
         Activities:
         Common stock issued for services                                        $ -            $ 9,500          $ 530,500
                                                                    =================  =================  =================
         Common stock issued for interest                                        $ -           $ 16,100           $ 61,025
                                                                    =================  =================  =================
         Common stock issued for assets                                          $ -                $ -          $ 100,000
                                                                    =================  =================  =================
         Debt converted to capital                                               $ -                $ -          $ 214,712
                                                                    =================  =================  =================
         Accounts payable transferred to
            convertible note payable                                       $ 200,534                $ -                $ -
                                                                    =================  =================  =================

     The accompanying notes are an integral part of these financial statements.

                                      4



                    INTERNATIONAL PAINTBALL ASSOCIATION, INC.
                          (A Development Stage Company)
                  Statements of Stockholders' Equity (Deficit)
             From May 24, 2004 (Inception) through December 31, 2009


                                                                                                              Additional Deferred
                                               Common Stock       Preferred A Stock      Preferred B Stock    Paid-in    Offering
                                          # of Shares  Amount    # of Shares Amount     # of Shares Amount    Capital     Expense
                                          ---------------------- ---------------------  --------------------  ---------  -----------
Balances - May 24, 2004                            -        $ -          -        $ -          -        $ -        $ -        $ -
  June 2004 Stock issued for assets          200,000    100,000
  June 2004 Stock issued for cash              8,000      1,000
  June 2004 Stock issued for cash                                  240,000     30,000    139,000     69,500
  Aug 2004 H Hill accrued salary             166,666     20,833
     settlement for stock
  Deferred options                                                                                              50,714     (3,720)

Net Loss for period
                                          ----------- ---------- ---------- ----------  ---------  ---------  ---------  ---------
Balance - December 31, 2004                  374,666    121,833    240,000     30,000    139,000     69,500     50,714     (3,720)

  Stock for services, several @$.10-$.50   1,958,000    343,000
  Stock for debt/settlement, several         235,000    117,500
     @ $.50
  Stock for interest, several @ $0.01        450,000      4,500
  Treasury stock                            (200,000)
  Deferred Offering Expense - Vested
   Options                                                                                                                    882
  Vested options - Cancellations                                                                                (2,722)     2,722
  Paid-in Capital RP Debt Cancellation                                                                          76,379

Net Loss for period
                                          ----------- ---------- ---------- ----------  ---------  ---------  ---------  ---------
Balance - December 31, 2005                2,817,666    586,833    240,000     30,000    139,000     69,500    124,371       (116)

  Stock for services, several @ $.50         350,000    175,000
  Stock for interest, several @ $various   2,382,500     23,825
  Deferred Offering Expense - Vested
  Options                                                                                                                     116
Net Loss for period
                                          ----------- ---------- ---------- ----------  ---------  ---------  ---------  ---------
Balance - December 31, 2006                5,550,166    785,658    240,000     30,000    139,000     69,500    124,371          -

  Stock for interest, several @ $.01       2,060,000     20,600
  Stock for services, several @ $.01         300,000      3,000
Net Loss for period
                                          ----------- ---------- ---------- ----------  ---------  ---------  ---------  ---------
Balance - December 31, 2007                7,910,166    809,258    240,000     30,000    139,000     69,500    124,371          -

  Stock for interest, several @ $.01
  @3/31/08                                   200,000      2,000
  Stock for interest, several @ $.01
  @6/30/08                                   170,000      1,700
  Stock for interest, several @ $.01
  @9/30/08                                   640,000      6,400
  Stock for interest, several @ $.01
  @12/31/08                                  200,000      2,000
  Stock for services, several @ $.01
  @ 3/31/08                                  700,000      7,000
  Stock for services, several @ $.01
  @ 9/30/08                                  250,000      2,500
03/12/08 Conversion of Class A & B to
 common                                                                                                                        -
  by Directors Meeting, one for one          379,000     99,500   (240,000)   (30,000)  (139,000)   (69,500)
Net Loss for period
                                          ----------- ---------- ---------- ----------  ---------  ---------  ---------  ---------

Balances - December 31, 2008              10,449,166    930,358          -          -          -          -    124,371          -
Net Loss for period
                                          ----------- ---------- ---------- ----------  ---------  ---------  ---------  ---------

Balances - December 31, 2009              10,449,166   $930,358          -        $ -          -        $ -   $124,371        $ -
                                          =========== ========== ========== ==========  =========  =========  =========  =========

                                      5

The accompanying notes are an integral part of these financial statements.




(Continued)
                    INTERNATIONAL PAINTBALL ASSOCIATION, INC.
                          (A Development Stage Company)
                  Statements of Stockholders' Equity (Deficit)
             From May 24, 2004 (Inception) through December 31, 2009

                                                                      Deficit
                                                                   Accum. During
                                                           Treasury the Development
                                                           Stock       Stage       Totals
                                                          ---------  -----------  ----------
Balances - May 24, 2004                                        $ -          $ -         $ -
  June 2004 Stock issued for assets                                                 100,000
  June 2004 Stock issued for cash                                                     1,000
  June 2004 Stock issued for cash                                                    99,500
  Aug 2004 H Hill accrued salary                                                     20,833
     settlement for stock                                                                 -
  Deferred options                                                                   46,994
                                                                                          -
Net Loss for period                                                    (326,910)   (326,910)
                                                          ---------  -----------  ----------
Balance - December 31, 2004                                      -     (326,910)    (58,583)

  Stock for services, several @$.10-$.50                                            343,000
  Stock for debt/settlement, several                                                117,500
     @ $.50                                                                               -
  Stock for interest, several @ $0.01                                                 4,500
  Treasury stock                                               (40)                     (40)
  Deferred Offering Expense - Vested
   Options                                                                              882
  Vested options - Cancellations                                                          -
  Paid-in Capital RP Debt Cancellation                                               76,379
                                                                                          -
Net Loss for period                                                    (690,979)   (690,979)
                                                          ---------  -----------  ----------
Balance - December 31, 2005                                    (40)  (1,017,889)   (207,341)

  Stock for services, several @ $.50                                                175,000
  Stock for interest, several @ $various                                             23,825
  Deferred Offering Expense - Vested
  Options                                                                               116
Net Loss for period                                                    (363,762)   (363,762)
                                                          ---------  -----------  ----------
Balance - December 31, 2006                                    (40)  (1,381,651)   (372,162)

  Stock for interest, several @ $.01                                                 20,600
  Stock for services, several @ $.01                                                  3,000
Net Loss for period                                                    (310,999)   (310,999)
                                                          ---------  -----------  ----------
Balance - December 31, 2007                                    (40)  (1,692,650)   (659,561)

  Stock for interest, several @ $.01
  @3/31/08                                                                            2,000
  Stock for interest, several @ $.01
  @6/30/08                                                                            1,700
  Stock for interest, several @ $.01
  @9/30/08                                                                            6,400
  Stock for interest, several @ $.01
  @12/31/08                                                                           2,000
  Stock for services, several @ $.01
  @ 3/31/08                                                                           7,000
  Stock for services, several @ $.01
  @ 9/30/08                                                                           2,500
03/12/08 Conversion of Class A & B to
 common
  by Directors Meeting, one for one                                                       -
Net Loss for period                                                    (205,597)   (205,597)
                                                          ---------  -----------  ----------

Balances - December 31, 2008                                   (40)  (1,898,247)   (843,558)
Net Loss for period                                                    (148,848)   (148,848)
                                                          ---------  -----------  ----------

Balances - December 31, 2009                                 $ (40)  $(2,047,095) $(992,406)
                                                          =========  ===========  ==========

The accompanying notes are an integral part of these financial statements.

                                      6

                   INTERNATIONAL PAINTBALL ASSOCIATION, INC.
                          (A Development Stage Company)
                        Notes to the Financial Statements
                     For the Years Ended December 31, 2009 and 2008


NOTE 1. ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

4-G Paintball, Inc. was incorporated in the State of Texas on May 24, 2004, and on September 16, 2008 was redomiciled as a Colorado corporation through a one for one share exchange with its wholly owned subsidiary International Paintball Association, Inc., which was incorporated in the State of Colorado on June 19, 2008. 4-G Paintball, Inc. and International Paintball Association, Inc. are referred to hereinafter as (the "Company"). The Company was organized to further the interest and participation in the sport of paintball competition and to operate paintball competition arenas. Also, the Company may pursue any other lawful business opportunity as decided upon by the board of directors.

The Company's fiscal year end is December 31.

Basis of presentation - development stage company
-------------------------------------------------

The Company has not earned significant revenues from limited operations. Accordingly, the Company's activities have been accounted for as those of a "Development Stage Enterprise" as set forth in ASC 915. Among the disclosures required by ASC 915 are that the Company's financial statements be identified as those of a development stage company, and that the statements of operations, stockholders' equity and cash flows disclose activity since the date of the Company's inception.


Use of Estimates
----------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents
-------------------------

The Company considers all highly liquid investments with an original maturity of three months or less as cash equivalents.

Accounts receivable
-------------------

The Company reviews accounts receivable periodically for collectability and establishes an allowance for doubtful accounts and records bad debt expense when deemed necessary. At December 31, 2009 and 2008 the Company had no balance in its allowance for doubtful accounts.

Property and equipment
----------------------

Property and equipment are recorded at cost and depreciated under straight line methods over each item's estimated useful life. The Company uses a five year life for furniture and fixtures, and three years for computer equipment.

Revenue recognition
-------------------

Revenue is recognized on an accrual basis after services have been performed or products sold under contract terms, the price to the client is fixed or determinable, and collectibility is reasonably assured.

Advertising costs
-----------------

Advertising costs are expensed as incurred. The Company did not record any advertising costs during the year ended December 31, 2009 and 2008.

Income tax
----------

The Company accounts for income taxes pursuant to ASC 740. Under ASC 740 deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net income (loss) per share
---------------------------

The net income (loss) per share is computed by dividing the net income (loss) by the weighted average number of shares of common outstanding. Warrants, stock options, and common stock issuable upon the conversion of the Company's preferred stock (if any), are not included in the computation if the effect would be anti-dilutive and would increase the earnings or decrease loss per share.

Financial Instruments
---------------------

The carrying value of the Company's financial instruments, as reported in the accompanying balance sheets, approximates fair value.

Long-Lived Assets
-----------------

In accordance with FASB ASC No.'s 350 and 360, the Company regularly reviews the carrying value of intangible and other long-lived assets for the existence of facts or circumstances, both internally and externally, that may suggest impairment. If impairment testing indicates a lack of recoverability, an impairment loss is recognized by the Company if the carrying amount of a long-lived asset exceeds its fair value.

Segment information
-------------------

The Company is structured to operate primarily in a single operating segment, namely the competition arena of paintball sports and the furthering of private and commercial interests in the activity.

Stock based compensation
------------------------

The Company follows FASB Accounting Standards Codification No. 718 - Compensation - Stock Compensation for share based payments to employees. The Company follows FASB Accounting Standards Codification No. 505 for share based payments to Non-Employees, whereby equity instruments issued to employees for services are recorded based on the fair value of the instrument issued and those issued to non-employees are recorded based on the fair value of the consideration received or the fair value of the equity instrument, whichever is more reliably measurable.

Recent Accounting Pronouncements
--------------------------------

In June 2009, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Codification ("ASC") 105, "Generally Accepted Accounting Principals" (formerly Statement of Financial Accounting Standards ("SFAS") No. 168, "The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles"). ASC 105 establishes the FASB ASC as the single source of authoritative nongovernmental U.S. GAAP. The standard is effective for interim and annual periods ending after September 15, 2009. We adopted the provisions of the standard on September 30, 2009, which did not have a material impact on our financial statements.

There were various other accounting standards and interpretations issued in 2009, none of which are expected to have a material impact on the Company's financial position, operations or cash flows. measurable.

NOTE 2.  GOING CONCERN

The Company has suffered recurring losses from operations and has a working capital deficit and stockholders' deficit, and in all likelihood will be required to make significant future expenditures in connection with continuing marketing efforts along with general administrative expenses. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

The Company may raise additional capital through the sale of its equity securities, through an offering of debt securities, or through borrowings from individuals and financial institutions. By doing so, the Company hopes through increased marketing efforts to generate revenues from the operation of competition paintball arenas and sales of related products. Management believes that actions presently being taken to obtain additional funding provide the opportunity for the Company to continue as a going concern.

NOTE 3. FIXED ASSETS

Fixed asset values recorded at cost are as follows:

                                    December 31,             December 31,
                                         2009                   2008
                                         ----                   ----
Computer equipment                   $  4,622                 $   4,622

Furniture and fixtures                  3,742                     3,742
                                    -----------             ------------
                                        8,364                     8,364

Less accumulated depreciation          (8,634)                   (8,303)
                                    ------------            ------------

Total                                $     -                  $      61
                                    =============           =============

During the year ended December 31, 2009, the Company fully depreciated its fixed assets.


NOTE 4. INCOME TAXES

Deferred income taxes arise from the temporary differences between financial statement and income tax recognition of net operating losses. These loss carryovers are limited under the Internal Revenue Code should a significant change in ownership occur.

At December 31, 2009 and 2008 the Company had net operating loss carryforwards of approximately $2,000,000 and $1,900,000 which begin to expire in 2024. The deferred tax asset of $667,000 and $609,000 created by the net operating losses has been offset by a 100% valuation allowance. The change in the valuation allowance in 2009 and 2008 was $58,000 and $79,000.


NOTE 5. NOTES PAYABLE

At December 31, 2009, the Company had $478,500 in outstanding notes payable to various individuals, unsecured, bearing interest at 6% - 9% per annum, due in full on term expiration, with all amounts at each date either presently due or due within one year. The Company incurred interest expense under the notes during the year ended December 31, 2009 and 2008 of $38,265 and $45,992, respectively.

NOTE 6.  NOTES PAYABLE, CONVERTIBLE

In April 2009, a related party owed $200,534 for accounts payable agreed to convert the amount owed to it into a Convertible Promissory Note. The Convertible Promissory note is unsecured, has an interest rate of 6% and a due date of April 10, 2010. The promissory note provides the holder with the right to convert part or all of the outstanding principal and/or interest into shares of the Company's common stock at a rate of $0.50 per share. At December 31, 2009, $200,534 was outstanding. During the year ended December 31 2009, interest of $8,736 had been accrued.

NOTE 7.  STOCKHOLDERS' EQUITY

Common stock
------------

The Company has 100,000,000 shares of authorized common stock, no par value, with 10,449,166 shares issued and outstanding as of December 31, 2009 and December 31, 2008, with 200,000 shares in treasury at each date.

Stock options
-------------

At December 31, 2009 and 2008, the Company had stock options outstanding as described below.

Non-employee stock options

The Company accounts for non-employee stock options under FASB Accounting Standards Codification No. 505 whereby option costs are recorded based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. Unless otherwise provided for, the Company covers option exercises by issuing new shares. The Company has no non-employee stock options outstanding.

Employee stock options
----------------------

The Company accounts for employee stock options under FASB Accounting Standards Codification No. 718 - Compensation - Stock Compensation. Unless otherwise provided for, the Company covers option exercises by issuing new shares. At the beginning of 2008 the Company had 5,000 options outstanding and exercisable. During the years ended December 31, 2009 and 2008, no options were granted, exercised or cancelled, leaving a balance at December 31, 2009 and 2008 of 5,000 outstanding employee stock options.


NOTE 8. CONTINGENCIES

A law firm which has represented the Company on various matters, has asserted that the Company owes the firm approximately $13,000 more in legal fees than the Company has recorded. The Company and the law firm are currently in discussions over what, if any additional fees are owed.

A former director claims the Company owes her an additional $24,425 over what the Company has recorded. The Company disputes the assertion.

NOTE 9.   SUBSEQUENT EVENTS

The Company evaluated events through April 30, 2010 for subsequent events to be included in its December 31, 2009 financial statements herein, and has determined that there are no subsequent events that require disclosure.

                                  SIGNATURES:


Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


Dated: June 7, 2010
                    INTERNATIONAL PAINTBALL ASSOCIATION,INC.
                    ---------------------------------------


                    /s/Brenda Webb
                   -------------------------------------------------------------
                   Brenda Webb,  Acting Interim CEO/President , CFO and Director


                   /s/Redgie Green
                   -------------------------------------------------------------
                   Redgie Green, Director


                   /s/Malcolm C. Davenport V
                   -------------------------------------------------------------
                   Malcolm C. Davenport V, Director


                                       48